Exhibit 2.1

EQUITY PURCHASE AGREEMENT

by and between

YELLOWSTONE ACQUISITION COMPANY

and

SKY HARBOUR LLC

dated as of August 1, 2021

(continued)

3.20	Information Supplied	26
3.21	No Other Representations	26
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		26
4.1	Corporate Existence and Power	26
4.2	Corporate Authorization	26
4.3	Governmental Authorization	27
4.4	Non-Contravention	27
4.5	Finders’ Fees	27
4.6	Issuance of Stock	27
4.7	Capitalization	27
4.8	Trust Account; Financial Capacity	29
4.9	Listing	30
4.10	Board Approval	30
4.11	Buyer SEC Documents and Financial Statements; Internal Controls	30
4.12	Litigation	33
4.13	Business Activities; Absence of Changes	33
4.14	Compliance with Laws	34
4.15	Investment Company Act; JOBS Act	34
4.16	Tax Matters	34
4.17	Transactions with Affiliates	35
4.18	Proxy Statements	36
4.19	Takeover Statutes and Charter Provisions	36
4.20	Property	36
4.21	Material Contracts; Defaults	36
4.22	Independent Investigation	37
4.23	No Other Representations	37
ARTICLE V COVENANTS OF THE COMPANY AND BUYER		37
5.1	Conduct of the Business of the Company	37
5.2	Conduct of the Business of Buyer	40
5.3	No Solicitation; Support	43
5.4	Access to Information	43
5.5	Notices of Certain Events	44

(continued)

5.6	SEC Filings; Buyer Special Meeting	44
5.7	Trust Account	48
5.8	PIPE Investment	49
5.9	Directors’ and Officers’ Indemnification and Insurance	50
5.10	Efforts; Further Assurances	51
5.11	Tax Matters	51
5.12	Buyer Filings and Nasdaq Listing	53
5.13	Preparation and Delivery of Additional Financial Statements	53
5.14	Reserved	53
5.15	Employee Matters	53
ARTICLE VI CONDITIONS TO CLOSING		54
6.1	Condition to the Obligations of the Parties	54
6.2	Conditions to Obligations of Buyer	55
6.3	Conditions to Obligations of the Company	56
ARTICLE VII TERMINATION		57
7.1	Termination	57
7.2	Effect of Termination; Survival	59
ARTICLE VIII MISCELLANEOUS		59
8.1	Notices	59
8.2	Amendments; Waivers; Remedies	60
8.3	Arm’s Length Bargaining; No Presumption Against Drafter	61
8.4	Publicity	61
8.5	Expenses	61
8.6	No Assignment or Delegation	61
8.7	Governing Law	62
8.8	Counterparts; Facsimile Signatures	62
8.9	Entire Agreement	62
8.10	Severability	62
8.11	Construction of Certain Terms and References; Captions	62
8.12	Third Party Beneficiaries	64
8.13	Trust Account Waiver	65

(continued)

8.14	No Recourse	65
8.15	Submission to Jurisdiction	65
8.16	Nonsurvival of Representations, Warranties and Covenants	66
8.17	Enforcement	66
8.18	Schedules and Exhibits	66
8.19	Waiver of Jury Trial; Exemplary Damages	66
8.20	Waiver of Conflicts	67
8.21	Acknowledgements	68

Annexes

Annex A	Existing Equityholders

Exhibits

Exhibit A	Form of Company A&R Operating Agreement
Exhibit B	Form of Buyer A&R Certificate of Incorporation
Exhibit C	Form of Buyer A&R Bylaws
Exhibit D	Form of Tax Receivable Agreement
Exhibit E	Form of Stockholders’ Agreement
Exhibit F	Form of Lock-Up Agreement
Exhibit G	Form of Equityholder Support Agreement
Exhibit H	Form of Sponsor Support Agreement
Exhibit I	Equity Incentive Plan Term Sheet

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of August 1, 2021 (the “Effective Date”), by and between Sky Harbour LLC, a Delaware limited liability company (the “Company”), and Yellowstone Acquisition Company, a Delaware corporation (prior to the Closing, “Buyer”, and from and after the Closing, “PubCo”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in ARTICLE I or as otherwise defined elsewhere in this Agreement.

W I T N E S E T H:

WHEREAS, Buyer is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination;

WHEREAS, at the Closing, the Existing Equityholders, Buyer and the Company will enter into a Third Amended and Restated Limited Liability Company Operating Agreement, substantially in the form attached hereto as Exhibit A (the “A&R Operating Agreement”) to, among other things, (1) restructure the capitalization of the Company at the Closing to (x) authorize the issuance of Common Units to Buyer, (y) re-classify the Existing Company Units held by the Existing Equityholders into Common Units as contemplated in this Agreement and the A&R Operating Agreement and (z) maintain each Incentive Unit (whether vested or unvested), as outstanding and subject to the A&R Operating Agreement and (2) appoint Buyer as the managing member of the Company;

WHEREAS, at the Closing, Buyer will (1) amend and restate its Certificate of Incorporation with the Second Amended and Restated Certificate of Incorporation attached hereto as Exhibit B (the “A&R Certificate of Incorporation”) to, among other things, (x) convert all then‑outstanding shares of Buyer Class B Common Stock into shares of PubCo Class A Common Stock, (y) authorize the issuance of PubCo Class B Common Stock and (z) change the name of Buyer to “Sky Harbour Group Corporation” and (2) replace its existing bylaws by adopting the bylaws attached hereto as Exhibit C (the “Buyer A&R By-laws”);

WHEREAS, at the Closing, the Existing Equityholders, the Company and Buyer will enter into the Tax Receivable Agreement, substantially in the form attached hereto as Exhibit D (the “Tax Receivable Agreement”);

WHEREAS, at the Closing, the Existing Equityholders, BOC Yellowstone I LLC, a Delaware limited liability company (“Sponsor I”) and BOC Yellowstone II LLC, a Delaware limited liability company (“Sponsor II” and, together with Sponsor I, “Sponsor”) and Buyer will enter into the Stockholders’ Agreement substantially in the form attached hereto as Exhibit E (the “Stockholders’ Agreement”); and

WHEREAS, concurrently with the entry into this Agreement, (1) Buyer, the Existing Equityholders, Sponsor and the other Persons set forth therein have entered into the Lock-Up Agreement in the form attached hereto as Exhibit F (the “Lock-Up Agreement”), (2) the Existing Equityholders and Buyer have entered into the Support Agreement in the form attached hereto as Exhibit G (the “Equityholder Support Agreement”) and (3) the Sponsor has entered into the Support Agreement in the attached hereto as Exhibit H (the “Sponsor Support Agreement” and, together with the Equityholder Support Agreement, the “Support Agreements”).

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties accordingly agree as follows:

ARTICLE I
DEFINITIONS

1.1         Certain Definitions. For the purposes of this Agreement, the term:

“Action” means any civil, criminal or administrative action, suit, demand, claim, charge, complaint, litigation, audit, formal proceeding, arbitration or hearing.

“Additional Agreements” means the A&R Operating Agreement, the Tax Receivable Agreement, the Stockholders’ Agreement, the Lock-Up Agreement, the Subscription Agreements (if any), and the Support Agreements.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For avoidance of any doubt, with respect to all periods subsequent to the Closing, Buyer will be an Affiliate of the Company.

“Authority” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Back-Stop Shares” means Marketable Securities of Persons other than Boston Omaha Corporation that are owned beneficially or of record by Boston Omaha Corporation or its Affiliates.  For the avoidance of doubt, Back-Stop Shares shall not include any securities of Boston Omaha Corporation.

“BOC YAC Funding LLC” means BOC YAC Funding LLC, a Delaware limited liability company and a wholly-owned direct subsidiary of Boston Omaha Corporation.

“Bond Financing” means a debt financing by the Company for an aggregate amount of at least $80,000,000 in gross proceeds from tax-advantaged private activity bonds for the use of the Subsidiaries in substantially the manner described in the draft preliminary offering statement made available to Buyer.

“Books and Records” means, with respect to any Person, all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by such Person or any of its Subsidiaries or in which such Person or any of its Subsidiaries’ assets, the business or its transactions are otherwise reflected.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York are authorized to close for business.

“Buyer Board” means the board of directors of Buyer.

“Buyer Class A Common Stock” means the shares of class A common stock, par value $0.0001 per share, of Buyer, prior to the effectiveness of the A&R Certificate of Incorporation.

“Buyer Class B Common Stock” means the shares of class B common stock, par value $0.0001 per share, of Buyer, prior to the effectiveness of the A&R Certificate of Incorporation.

“Buyer Common Stock” means, collectively, the Buyer Class A Common Stock and the Buyer Class B Common Stock.

“Buyer Fundamental Representations” means the representations and warranties set forth in Sections 4.1, 4.2, 4.4, 4.5 and 4.7.

“Buyer Stock Redemption” means the election of an eligible holder of Buyer Common Stock (as determined in accordance with the applicable Buyer’s Organizational Documents and the Investment Management Trust Agreement) to redeem all or a portion of such holder’s Buyer Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with Buyer’s Organizational Documents and the Investment Management Trust Agreement) in connection with the Closing.

“Buyer Unit” means a unit of Buyer comprised of one share of Buyer Class A Common Stock and one-half of one Buyer Warrant.

“Buyer Warrant” means each whole warrant to purchase one whole share of Buyer Class A Common Stock at a price of $11.50 per share.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Authority.

“Closing Date Contribution Amount” means, as of immediately prior to the Closing, an aggregate amount equal to the sum of (without duplication), (a) an amount equal to (1) the amount of cash in the Trust Account, less (2) the required amount of cash taken from the Trust Account to fund any Buyer Stock Redemptions, plus (b) the PIPE Financing Amount (disregarding, for the purposes of this definition, (i) clause (y) in the definition of “PIPE Financing Amount” if (and only if) the Series B Financing has not been consummated prior to the Closing) and (ii) clause (x) in the definition of “PIPE Financing Amount”.

“Closing Form 8-K” means the Form 8-K announcing the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” means the “Common Units” of the Company (as defined in the A&R Operating Agreement).

“Company Fundamental Representations” means the representations and warranties set forth in Sections 3.1, 3.2, 3.4, 3.5 and 3.17.

“Company Material Adverse Effect” means an event, occurrence, fact, condition or change that has, or would reasonably be expected to have, a material adverse effect on the condition, business or operations of the Company and the Company Subsidiaries, taken as a whole, provided, however, that “Company Material Adverse Effect” shall not include or take into account any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company and the Company Subsidiaries operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, or currency exchange rates, monetary policy or fiscal policy; (iv) acts of war (whether or not declared), armed hostilities or terrorism, and any pandemic, epidemics or human health crises (including COVID-19, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof); (v) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) changes in GAAP and interpretations thereof, or any changes in applicable Law; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, vendors, distributors or others having relationships with the Company or the Company Subsidiaries; (viii) any natural or man-made disaster or acts of God; (ix) any action taken by Buyer or its Affiliates; (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded if not otherwise falling within any of clauses (i) though (ix) above), except, in the case of each of clauses (i), (ii), (iii) and (viii), to the extent such event, occurrence, fact, condition or change materially and disproportionately affects the Company and the Company Subsidiaries, taken as a whole, relative to other companies in the industries in which the Company and the Company Subsidiaries operate (in which case only the incremental material and disproportionate impact will be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Subsidiaries” means the Subsidiaries of the Company.

“Confidentiality Agreement” means the Non-Disclosure Agreement, dated as of April 6, 2021, by and between the Company and Buyer.

“Consent” means any consent, approval, clearance, authorization or other similar actions.

“Contracts” means all legally-binding contracts, agreements, notes, indentures, leases, licenses and sublicenses, commitments, undertakings, whether oral or written.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associate epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in connection with or in response to COVID-19, including the CARES Act and Families First Act, or any change in such Law, directive, guideline, recommendation or interpretation thereof.

“Deferred Underwriting Commission” has the meaning ascribed to such term in the Underwriting Agreement, dated October 19, 2020, by and between Buyer and Wells Fargo Securities.

“DGCL” means the Delaware General Corporate Law.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval system.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), each pension, retirement, profit-sharing, savings, health, welfare, post-employment welfare, bonus, incentive, commission, equity or equity-based, deferred compensation, severance, retention, accident, disability, employment, change of control, stock purchase, separation, consulting, vacation, paid time off, fringe benefit and each other benefit or compensatory plan, program, policy Contract or arrangement that any member of the Company Group maintains, sponsors or contributes to, is required to contribute to or under or with respect to which any member of the Company Group has any liability.

“Environmental Laws” means any Law relating to (a) releases or threatened release of Hazardous Substances; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“Equity” means, with respect to any Person, any capital stock, membership interests, other share capital, equity or ownership interest or other security of or held by such Person.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Company Common Units” means the “Common Units” of the Company (as defined in the Existing Company LLCA), prior to the effectiveness of the A&R Operating Agreement.

“Existing Company LLCA” means the Second Amended and Restated Operating Agreement of the Company, to be entered into upon the consummation of the Series B Financing, in the form attached as Exhibit D to the Series B Financing Agreement.

“Existing Company Series A Preferred Units” means the “Series A Preferred Units” of the Company (as defined in the Existing Company LLCA), prior to the effectiveness of the A&R Operating Agreement.

“Existing Company Series B Preferred Units” means the “Series B Preferred Units” of the Company (as defined in the Existing Company LLCA), prior to the effectiveness of the A&R Operating Agreement.

“Existing Company Units” means, collectively, the Existing Company Common Units, the Existing Company Series A Preferred Units and the Existing Company Series B Preferred Units.

“Existing Equityholders” means the equityholders of the Company set forth on Annex A hereto.

“Existing Equityholder Transaction Proposals” means the approval of this Agreement, the Additional Agreements (including, for the avoidance of doubt, the adoption by the Company of the A&R Operating Agreement) and the transactions contemplated hereby and thereby, the reclassification of Existing Company Units into, and the issuance of, the Common Units, and such other actions necessary or advisable (and agreed upon by Buyer and the Company) for the consummation of the foregoing transactions.

“Existing Equityholder Approval” means the vote or written consent of all Existing Equityholders.

“FAA” means the Federal Aviation Administration of the U.S. Department of Transportation.

“Fraud” means, with respect to any Person, an actual and intentional fraud by such Person with respect to the making of representations and warranties contained in this Agreement by such Person and not with respect to any other matters; provided that, such actual and intentional fraud of such Person hereto specifically excludes any statement, representation or omission made negligently or recklessly and shall only be deemed to exist if (i) such Person had knowledge that the representations and warranties made by such Person were inaccurate when made, (ii) that such representations and warranties were made with the express intent to induce the other Person to rely thereon and that such other Person would take action or inaction to such other Person’s detriment, (iii) such reliance and subsequent action or inaction by such other Person was justifiable and (iv) such action or inaction resulted in actual material damages to such other Person.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Incentive Equity Units” shall have the meaning given to such term in the A&R Operating Agreement.

“Incentive Unit Allocation” shall mean the number of Common Units that would be issued if all of Incentive Equity Units that will be issued pursuant to Section 4.2.4 of the A&R Operating Agreement at Closing where exchanged for Common Units in accordance with Section 11.3 of the A&R Operating Agreement at the Closing (and determined based on the Fair Market Value (as defined in the A&R Operating Agreement) of each such Incentive Unit as of the Closing Date).

“Incentive Units” means the “Incentive Units” of the Company (as defined in the Existing Company LLCA).

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under GAAP, other than any lease obligations which would not have been capitalized under GAAP before the implementation of ASC 842 and (g) all guarantees of obligations described in clauses (a) through (f) by such Person. For the avoidance of doubt, the Deferred Underwriting Commission shall not be deemed Indebtedness.

“Intellectual Property” means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, and licenses in, to and under any of the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Management Trust Agreement” means the Investment Management Trust Agreement, dated October 21, 2020, between Buyer and Continental Stock Transfer & Trust Company, as trustee..

“IPO” means the initial public offering of Buyer pursuant to the Prospectus.

“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, common law, act or treaty of any applicable Authority, including rule or regulation promulgated thereunder.

“Lead Investor Warrant” shall have the meaning assigned to such term in the Series B Financing Agreement.

“Lien” means, with respect to any asset, any mortgage, lien, license, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Marketable Securities” means equity securities that at the time of transfer to the Company (i) are freely tradable pursuant to a registration under the Securities Act or will be eligible for resale under Rule 144 of the Securities Act within one year from the date of transfer to the Company, (ii) immediately after giving effect to their contribution will not be subject to any “lock-up” or other contractual restrictions on transfer or any contractual limitations on sale or transfer, (iii) are a class of securities generally traded on or through one or more established public markets, and (iv) may be sold without regard to volume limitations after the holder of such securities has met all applicable holding period resale requirements under Rule 144 of the Securities Act.

“Nasdaq” means The Nasdaq Capital Market LLC.

“Net Outstanding Buyer Shares” means a number equal to (a) the number of shares of Buyer Common Stock outstanding as of the date of this Agreement, plus (b) the number of shares of PubCo Class A Common Stock issued pursuant to the PIPE Investment, plus (c) the number of shares of PubCo Class A Common Stock issued pursuant to the Back-Stop Share Transfer, minus (d) the number of shares of Buyer Common Stock redeemed pursuant to the Buyer Stock Redemptions.

“Order” means any decree, order, judgment, ruling, writ, judicial or arbitral award, injunction, verdict, determination, binding decision, rule or consent of or by an Authority.

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the ordinary course of business the principal subject matter of which is not Tax but which contains customary Tax indemnification, allocation or gross-up provisions.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, operating or limited liability company agreement, limited partnership agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Permitted Liens” means (i) all defects, exceptions, covenants, conditions, restrictions, easements, rights of way encumbrances and other similar matters affecting title to any real property and other title defects which do not materially impair the use or occupancy of such real property or the operation of the business of the Company and the Company Subsidiaries (taken as a whole); (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company and the Company Subsidiaries (taken as a whole) so encumbered, either individually or in the aggregate, and (C) that do not result from a breach, default or violation by the Company or any of the Company Subsidiaries of any Contract or Law; (iii) Liens for Taxes, assessments or governmental charges or levies which are not yet due and payable or which are being contested in good faith by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (iv) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Authority having jurisdiction over any real property which are not violated by the current use or occupancy of such real property other than any violations that would not be reasonably expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries (taken as a whole); (v) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable; (vi) non-exclusive licenses to Intellectual Property granted in the ordinary course of business; and (vii) other Liens arising or incurred in the ordinary course of business that would not be reasonably expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries (taken as a whole).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“PIPE Financing Amount” means (x) the aggregate gross purchase price actually received by the Company prior to the Closing for the Existing Company Series B Preferred Units sold pursuant to the Series B Financing, plus (y) the aggregate gross purchase price actually received by Buyer prior to or substantially concurrently with the Closing for the PubCo Class A Common Stock in the PIPE Investment, plus (z) the aggregate Share Value of the Back-Stop Shares (calculated on an after-tax basis assuming a sale of the Back-Stop Shares by the Company) and cash delivered in lieu of all or some portion of the Back-Stop Shares actually received by the Company prior to or substantially concurrently with the Closing.

“PubCo Class A Common Stock” means the shares of class A common stock, par value $0.0001 per share, of PubCo as set forth in the A&R Certificate of Incorporation.

“PubCo Class B Common Stock” means the shares of class B common stock, par value $0.0001 per share, of PubCo as set forth in the A&R Certificate of Incorporation.

“PubCo Warrant” means warrants for PubCo Class A Common Stock (which shall be in the identical form of the Buyer Warrants, but in the name of PubCo).

“Representatives” means, with respect to a Person, such Person’s directors, managers, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities” means, with respect to any Person, (i) any securities (including debt securities) directly or indirectly convertible into or exchangeable or exercisable for any Equity or securities containing any profit participation features, (ii) any rights, warrants or options directly or indirectly to subscribe for or to purchase any Equity or securities containing any profit participation features, or to subscribe for or to purchase any securities (including debt securities) convertible into or exchangeable or exercisable for any Equity or securities containing any profit participation features, (iii) any share appreciation rights, phantom share rights, other rights the value of which is linked to the value of any securities or interests referred to in clauses (i) through (ii) above or other similar rights or (iv) any securities (including debt securities) issued or issuable with respect to the securities or interests referred to in clauses (i) through (iii) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“Securities Act” means the Securities Act of 1933, as amended.

“Series B Financing” means the convertible preferred Series B equity financing contemplated by the Series B Financing Agreement, including any such financing at the initial closing contemplated thereby.

“Series B Financing Agreement” shall mean that certain Unit Purchase Agreement, dated as of the date hereof, by and among BOC YAC Funding LLC, the Company and the other parties thereto.

“Share Value” means the volume weighted average trading price of the relevant stock comprising the Back-Stop Shares during the 20 trading day period immediately preceding the Closing Date, multiplied by the number of shares comprising the Back-Stop Shares.

“Subsidiary” or “Subsidiaries” means (i) one or more entities of which at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person and (ii) any partnership, limited liability company, joint venture or other entity of which the respective Person or any Subsidiary is a general partner, manager, managing member or the equivalent.

“Tax Return” means any return, information return, declaration, or any similar statement, and any amendment thereto, including any attached Schedule and supporting information that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax.

“Tax Sharing Agreement” means any agreement or arrangement pursuant to which the Company or any Company Subsidiary is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or pay over to any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets or attributes or Tax savings, other than an Ordinary Course Tax Sharing Agreement.

“Tax(es)” means all U.S. federal, state, local, or non-U.S. net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, ad valorem, franchise, capital, estimated, goods and services, premium, environmental or other taxes, assessments, duties or similar charges of any kind whatsoever in the nature of tax, including all interest, penalties and additions to tax imposed by or otherwise payable to any Taxing Authority with respect to the foregoing.

“Taxing Authority” means the U.S. Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Transaction Expenses” means, collectively, the amount of the unpaid fees, commissions, costs or expenses that have been incurred by the Company or Buyer in connection with the negotiation, execution or delivery of this Agreement and the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (including the Series B Financing and in securing the PIPE Financing Amount), including costs and expenses of the Company’s or Buyer’s advisors in relation thereto and any Transfer Taxes. With respect to Buyer, Transaction Expenses shall also include any unpaid operational expenses and Indebtedness as of the Closing and the Deferred Underwriting Commission and any expense incurred in obtaining directors and officers insurance for the purposes of Section 5.9.

“Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“TSA” means the Transportation Security Administration of the U.S. Department of Homeland Security.

“Warrant Agreement” means the Warrant Agreement, dated as of October 21, 2020, between Continental Stock Transfer & Trust Company and Buyer.

1.2         Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Additional Buyer SEC Documents	Section 4.11(a)
Agreement	Preamble
Alternative Proposal	Section 5.3
Alternative Transaction	Section 5.3
A&R Certificate of Incorporation	Recitals
A&R Operating Agreement	Recitals
Available Buyer Funding	Section 5.7(a)
Back-Stop Share Transfer	Section 6.3(e)
Balance Sheet Date	Section 3.6(c)
BOC Common Units	Section 2.1(b)
Business Combination	Section 4.8(a)
Business Plan	Section 3.20
Buyer	Preamble
Buyer A&R By-laws	Recitals
Buyer Board Recommendation	Section 5.6(f)
Buyer D&O Indemnified Persons	Section 5.9(a)

Buyer Financial Statements	Section 4.11(b)
Buyer Governmental Approval	Section 4.3
Buyer Impairment Effect	Section 4.3
Buyer Material Contracts	Section 4.21(a)
Buyer Post-Closing Representation	Section 8.20(a)
Buyer Related Party	Section 4.17
Buyer SEC Documents	Section 4.11(a)
Buyer Special Meeting	Section 5.6(c)
Buyer Stockholder Approval Matters	Section 5.6(c)
Clearance Date	Section 5.6(f)
Closing	Section 2.5
Closing Date	Section 2.5
Company	Preamble
Company Affiliate Arrangement	Section 3.19
Company D&O Indemnified Persons	Section 5.9(a)
Company Governmental Approval	Section 3.3
Compensation Consultant	Section 5.15(b)
Disclosure Schedules	ARTICLE III
D&O Indemnified Persons	Section 5.9(a)
Effective Date	Preamble
Employee Confidential Information Agreements	Section 3.14(h)
Equity Incentive Plan	Section 5.15(a)
Equityholder Support Agreement	Recitals
Existing Equityholder Post-Closing Representation	Section 8.20(b)
Financial Statements	Section 3.6(a)
Form 10-K/A	Section 4.11(c)
Governmental Approvals	Section 4.3
Hazardous Substance	Section 3.16
HSR Act	Section 3.3
Intended Tax Treatment	Section 5.11(b)
Key Employee	Section 3.14(c)
Lock-Up Agreement	Recitals
Minimum Available Buyer Funding Amount	Section 5.7(a)
Non-Recourse Parties	Section 8.14
Outside Closing Date	Section 7.1(c)
PIPE Investment	Section 5.8(a)
PIPE Investors	Section 5.8(a)
Pending Applications	Section 3.11
Prospectus	Section 8.13
Proxy Statement	Section 5.6(c)
PubCo	Preamble
Related Claim	Section 8.15(a)
Remedies Exception	Section 3.2
Required Buyer Stockholder Approval	Section 6.1(b)
Schedules	ARTICLE III
Specified Courts	Section 8.15(a)

Sponsor	Recitals
Sponsor I	Recitals
Sponsor II	Recitals
Sponsor Support Agreement	Recitals
Stockholders’ Agreement	Recitals
Subscription Agreements	Section 5.8(a)
Support Agreements	Recitals
Tax Receivable Agreement	Recitals
Trust Account	Section 4.8(a)
Trustee	Section 4.8(a)
Waiving Parties	Section 8.20(a)

ARTICLE II
PURCHASE AND SALE TRANSACTIONS

2.1         Existing Company Unit Re-classification; Purchase and Sale of Common Units; Conversion of Buyer Stock; Issuance of PubCo Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a)    The Existing Company Common Units held by each Existing Equityholder that held Founder Units or Series A Preferred Units (each as defined in the Existing LLCA and assuming the conversion thereof into Existing Company Common Units in accordance with the Existing Company LLCA) shall automatically be re-classified into a number of Common Units equal to the product of (x) 45,000,000, less the Incentive Unit Allocation, multiplied by (y) a fraction, the numerator of which is the number of Existing Company Common Units held by such Existing Equityholder (assuming the automatic conversion of all Existing Company Series A Preferred Units and Founder Units into Existing Company Common Units in accordance with Section 2.10(p) of the Existing Company LLCA) and the denominator of which is the number of Existing Company Common Units held by all Existing Equityholders that held Founder Units or Series A Preferred Units (assuming the automatic conversion of all Existing Company Series A Preferred Units and Founder Units into Existing Company Common Units in accordance with Section 2.10(p) of the Existing Company LLCA), in each case free and clear of all Liens other than restrictions pursuant to the Company’s Organizational Documents, applicable securities Laws, this Agreement and the Additional Agreements.

(b)    (i) All Existing Company Series B Preferred Units shall automatically be re-classified into a total of 5,500,000 Common Units (the “BOC Common Units”), free and clear of all Liens other than restrictions pursuant to the Company’s Organizational Documents, applicable securities Laws, this Agreement and the Additional Agreements; and (ii) immediately following the Closing, BOC YAC Funding LLC shall be deemed to have elected to redeem all of the BOC Common Units pursuant to Section 11.1 of the A&R Operating Agreement (and shall be deemed to have elected a Share Settlement (as defined in the A&R Operating Agreement)) in exchange for 5,500,000 shares of Pubco Class A Common Stock, free and clear of all Liens other than restrictions pursuant to PubCo’s Organizational Documents, applicable securities Laws, this Agreement and the Additional Agreements;

(c)    Buyer shall contribute to the Company the Closing Date Contribution Amount and, in consideration thereof, the Company shall issue to Buyer a number of Common Units equal to the number of Net Outstanding Buyer Shares, free and clear of all Liens other than restrictions pursuant to the Company’s Organizational Documents, applicable securities Laws, this Agreement and the Additional Agreements;

(d)    Immediately following the transaction set forth in Section 2.1(c), the Company shall make payments of the Transaction Expenses by wire transfer of immediately available funds on behalf of the Company and Buyer to the Persons to whom such amounts are owed;

(e)    Simultaneously with the transaction set forth in Section 2.1(a), Buyer will file the A&R Certificate of Incorporation with the Delaware Secretary of State;

(f)    As of immediately prior to the Delaware Secretary of State’s acceptance of the A&R Certificate of Incorporation, each share of Buyer Class B Common Stock issued and outstanding immediately prior to the Closing will automatically convert into one (1) share of Buyer Class A Common Stock pursuant to Section 4.3 of Buyer’s existing certificate of incorporation;

(g)    Immediately following the Delaware Secretary of State’s acceptance of the A&R Certificate of Incorporation, PubCo shall (i) issue the number of shares of PubCo Class B Common Stock to each Existing Equityholder (other than BOC YAC Funding LLC or its Affiliates) equal to the number of Common Units issued to such Existing Equityholder pursuant to Section 2.1(a) hereof, free and clear of all Liens other than restrictions pursuant to PubCo’s Organizational Documents, and (ii) make appropriate book entries to the accounts designated in writing by such Existing Equityholders at least five (5) Business Days prior to Closing evidencing the issuances to such Existing Equityholders of PubCo Class B Common Stock.

2.2    Treatment of Incentive Units. Effective as of and conditioned upon the Closing, by virtue of the transactions contemplated by this Agreement, each outstanding Incentive Unit (whether vested or unvested), shall be automatically converted into Incentive Equity Units in accordance with Section 4.2.4 of the A&R Operating Agreement.

2.3    Warrants.

(a)    Buyer Warrants. Immediately following the Delaware Secretary of State’s acceptance of the A&R Certificate of Incorporation, and without any action on the part of any holder of a Buyer Warrant, each Buyer Warrant that is issued and outstanding immediately prior to the Closing shall be converted into a corresponding PubCo Warrant exercisable for PubCo Class A Common Stock in accordance with its terms.

(b)    Lead Investor Warrants. Immediately following the Delaware Secretary of State’s acceptance of the A&R Certificate of Incorporation, and without any action on the part of any holder of a Lead Investor Warrant, each Lead Investor Warrant that is issued and outstanding immediately prior to the Closing (other than any Lead Investor Warrant held by BOC YAC Funding LLC or its Affiliates, which shall be automatically cancelled upon the Closing in accordance with its terms) shall be converted into a corresponding PubCo Warrant exercisable for PubCo Class A Common Stock in accordance with its terms.

2.4    Directors of PubCo. Immediately after the Closing, (a) PubCo’s board of directors shall be composed in accordance with the provisions of the Stockholders’ Agreement.

2.5    Closing; Closing Date. Unless this Agreement is earlier terminated in accordance with ARTICLE VII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by conference call and exchange of signature pages by email or electronic transmission at 9:00 a.m. New York time on a date no later than two (2) Business Days after the satisfaction or waiver (to the extent permitted by applicable Law) of all the conditions set forth in ARTICLE VI, or at such other place and time as the Company and Buyer may mutually agree upon. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. In the event that all of the conditions set forth in ARTICLE VI have been satisfied or waived such that the Closing would occur pursuant to this Section 2.5, but the Company notifies Buyer in writing that PubCo would not be able to satisfy its requirements to file the Closing Form 8-K within four (4) Business Days following the Closing because the Company cannot provide financial statements that are compliant with Regulation S-X of the Securities Act that are required to be filed with such Closing Form 8-K, then the Closing shall be delayed until such time as the Company is able to provide such financial statements, but in no event past the Outside Closing Date, and the Company shall use its reasonable best efforts to provide such compliant financial statements as promptly as possible.

2.6    Taking of Necessary Action; Further Action.

(a)    At the Closing, the Company and PubCo shall duly execute and deliver each of the Additional Agreements required to be entered into at the Closing and to which it is a party.

(b)    If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and the Additional Agreements, each of PubCo and the Company shall take all such lawful and necessary action to carry out such purposes, so long as such action is not inconsistent with this Agreement.

2.7    Withholding. Buyer and the Company shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Tax Laws. To the extent that such withheld amounts are paid over to or deposited with the applicable Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made. At least five (5) Business Days prior to undertaking any such deduction or withholding pursuant to this Section 2.7, Buyer shall provide notice to the Person in respect of whom any such deduction or withholding is required and cooperate in good faith with such Person to obtain any reduction or relief from any such deduction or withholding.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered by the Company to Buyer concurrently with the execution and delivery of this Agreement (the “Disclosure Schedules” or “Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Disclosure Schedules shall be deemed disclosure with respect to any other section or subsection only to the extent that the relevance of such item is reasonably apparent on the face of such disclosure), the Company represents and warrants to Buyer as follows:

3.1    Organization and Standing.

(a)    The Company is validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite power and authority to own or otherwise hold the assets held by it and to carry on its business as now being conducted.

(b)    Each of the Company Subsidiaries is validly existing and in good standing under the laws of the jurisdiction of its formation. Each of the Company Subsidiaries has the requisite power and authority to own or otherwise hold the assets held by it and to carry on its business as now being conducted.

(c)    Each of the Company and the Company Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

3.2    Authorization. The Company has full power and authority to execute this Agreement and the Additional Agreements to which it is, or will be, a party and to consummate the transactions contemplated hereby and thereby. The Company has taken all actions required to authorize the execution and delivery of this Agreement and the Additional Agreement to which it is, or will be, a party and to authorize the consummation of the transactions contemplated hereby and thereby. The Company has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Additional Agreement to which it will be a party, and, assuming due and valid countersigning by any other applicable party thereto, this Agreement constitutes, and each Additional Agreement to which it will be a party will constitute, the Company’s legal, valid and binding obligation, enforceable against it in accordance with its respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Remedies Exception”).

3.3    Governmental Authorization. Neither the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements to which it is, or is will be, a party requires any Consent by or in respect of, or registration, declaration or filing with, any Authority other than (a) compliance with any applicable requirements of the Exchange Act or the Securities Act, (b) the appropriate filings and approvals under the rules of Nasdaq, (c) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), (d) any applicable Consent by or registration, declaration or filing with, the FAA or the TSA, and (e) other actions or filings the absence or omission of which would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the Company’s ability to consummate the transactions contemplated hereunder (each of the foregoing clauses (a) through (d), a “Company Governmental Approval”).

3.4    Non-Contravention. Except as set forth on Schedule 3.4, the execution, delivery or performance by the Company of this Agreement or any Additional Agreements to which it is, or will be, a party does not and will not (a) contravene or conflict with the Organizational Documents of the Company, (b) assuming all of the Company Governmental Approvals are obtained and any applicable waiting periods referred to herein have expired, violate any provision of any Law binding upon or applicable to the Company or any of the Company Subsidiaries, (c) result in any violation or breach of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, the Contracts or any contract that is material to the Company and the Company Subsidiaries (taken as a whole), (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Common Units, or (e) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the material assets of the Company or the Company Subsidiaries, except, in the cases of (b) through (e), except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.5    Capital Structure.

(a)    As of the date of this Agreement, the authorized and outstanding capital of the Company is set forth in Schedule 3.5(a). Other than as provided for in the Company’s Organizational Documents, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any units or other Securities of the Company. As of the date of this Agreement, (i) no Existing Company Units are held in the Company’s treasury, (ii) all of the issued and outstanding Existing Company Units have been duly authorized and validly issued, are fully paid and non-assessable, and, except as set forth in the Company’s Organizational Documents, are not subject to any preemptive rights or have been issued in violation of any preemptive or similar rights of any Person, and (iii) all of the issued and outstanding Existing Company Units are owned legally and of record by the Persons and in the amounts set forth on Schedule 3.5(a). The Company does not own or have any rights to acquire any shares or other Securities of any Person.

(b)    Schedule 3.5(b) contains a true, accurate and complete list of the Company Subsidiaries as of the date of this Agreement. There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from such Company Subsidiary any units or other Securities of such Company Subsidiary. As of the date of this Agreement, (i) no units or equity interests are held in the applicable Company Subsidiary’s treasury, (ii) all of the issued and outstanding units or equity interests of a Company Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable, and, except as set forth in such Company Subsidiary’s Organizational Documents, are not subject to any preemptive rights or have been issued in violation of any preemptive or similar rights of any Person, and (iii) all of the issued and outstanding units or equity interests of such Company Subsidiary are owned legally and of record by the Company or another Company Subsidiary. No Company Subsidiary owns or has any rights to acquire any shares or other Securities of any Person.

3.6    Financial Statements.

(a)    Attached as Schedule 3.6(a) are true and complete copies of the audited consolidated balance sheets and consolidated statements of operations, comprehensive loss, members’ equity and cash flows of the Company as of and for the years ended December 31, 2020 and December 31, 2019, together with the auditor’s reports thereon (the “Financial Statements”).

(b)    Except as set forth on Schedule 3.6(b), the Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiaries, as at the respective dates thereof, and the consolidated results of operations, incomes, changes in members’ equity and their cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved, (iii) were prepared from, and are in accordance in all material respects with, the Books and Records of the Company and (iv) when delivered by the Company for inclusion in the Closing 8-K, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c)    Except for liabilities or obligations of a similar nature and in similar amounts incurred in the ordinary course of business December 31, 2020 (the “Balance Sheet Date”), as of the date of this Agreement, there are no material liabilities or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unassisted or otherwise) that would be required to be set forth on a balance sheet of the Company (in accordance with U.S. GAAP), except for liabilities or obligations (i) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (ii) that have arisen since the Balance Sheet Date in the ordinary course of business of the Company or any of the Company Subsidiaries, (iii) that will be discharged or paid off prior to or at the Closing, (iv) arising under this Agreement or the performance by the Company of its obligations hereunder, (v) that are disclosed in the Disclosure Schedules or (vi) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    Except for the indebtedness to be refinanced with the proceeds to be obtained from the Bond Financing, the Company is not a guarantor or indemnitor of any indebtedness of any other Person.

3.7    Absence of Certain Changes. Since the Balance Sheet Date through and including the date of this Agreement, no Company Material Adverse Effect has occurred.

3.8    Properties. Other than as set forth on Schedule 3.8, the property and assets that the Company and the Company Subsidiaries own are free and clear of all Liens (other than Permitted Liens). With respect to the property and assets they respectively lease, except as set forth on Schedule 3.8, the Company and the Company Subsidiaries are in material compliance with such leases and holds a valid leasehold interest free and clear of all Liens (other than Permitted Liens). None of the Company and the Company Subsidiaries owns, nor has ever owned, any real property.

3.9    Litigation. As of the date hereof, there is no material Action pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, or any of their respective officers, directors or key employees, in each case in their capacity as such or, to the knowledge of the Company, which Actions would materially adversely impact the reputation or goodwill of the Company or any such subsidiary. To the knowledge of the Company, there are no investigations pending or threatened by any Authority against the Company or any of the Company Subsidiaries, or any of their respective officers, directors or key employees, in each case in their capacity as such, or, to the knowledge of the Company, which Actions would materially adversely impact the reputation or goodwill of the Company or any such subsidiary. There is no Action or investigation by the Company or any Company Subsidiary pending or which the Company or any Company Subsidiary intends to initiate.

3.10    Contracts.

(a)    Except for this Agreement, the Additional Agreements and other than as set forth on Schedule 3.10(a), there are no Contracts to which the Company or any of the Company Subsidiaries is a party or by which they are bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company or any of the Company Subsidiaries in excess of $100,000, (ii) the license of any Intellectual Property right to or from the Company or any of the Company Subsidiaries, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell the Company’s or any of the Company Subsidiaries’ products to any other Person that limit the Company’s or any of the Company Subsidiaries’ exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company or any of the Company Subsidiaries with respect to infringements of Intellectual Property rights.

(b)    As of the date hereof, other than as set forth on Schedule 3.10(b), the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its units (other than “Tax Distributions” (as defined in the Existing Company LLCA)), (ii) incurred any Indebtedness or incurred any other liabilities individually in excess of $100,000 or in excess of $250,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for business expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business. For the purposes of (a) and (b) of this Section 3.10, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions in effect involving the same Person (including Persons the Company or any Company Subsidiary has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such section.

(c)    As of the date hereof, no material uncured default, event of default, or breach by the Company or the Company Subsidiaries exists under the Contracts, and to the Knowledge of the Company, no facts or circumstances exist that, with the passage of time, will or could constitute a material default, event of default, or breach under the Contracts.

3.11    Licenses and Permits. The Company and the Company Subsidiaries have all franchises, permits, licenses, determinations and any similar authority (collectively, the “Licenses and Permits”) necessary for the conduct of their respective businesses. Neither the Company nor any of the Company Subsidiaries is in default under any of such franchises, permits, licenses or other similar authority. Schedule 3.11 lists all material Licenses and Permits held by the Company or its Subsidiaries, and with respect to each, the licensee name, description of the license and current expiration date. The Licenses and Permits are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. There is no pending or, to the Company’s knowledge, threatened action by or before any Authority to revoke, suspend, cancel, rescind or modify any of the Licenses or Permits, and there is no order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries by or before any Authority with respect to any of the Licenses and Permits. Each member of the Company Group is in compliance in all respects with the Licenses and Permits applicable to such member, and all applicable laws and the applicable rules, regulations and policies of the issuing Authority. Schedule 3.11 lists all material applications, waivers, petitions and requests filed by the Company Group (the “Pending Applications”) that are pending at any Authority as of the date hereof. To the Company’s knowledge, there are no facts or circumstances relating to the Company or its Subsidiaries that would reasonably be expected to, under applicable federal law and the existing rules, regulations and policies of the applicable Authority, (i) result in the Authority’s refusal to grant any of the Pending Applications, or (ii) materially delay obtaining the grants of the Pending Applications.

3.12    Compliance with Laws. Each of the Company and the Company Subsidiaries is in compliance in all material respects with and is not in default under or in violation of any Laws applicable to the Company or such Company Subsidiary or any of their respective properties or assets.

3.13    Intellectual Property.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary owns and possesses all right, title and interest in and to, or has licenses or other rights to use, all Intellectual Property used or held for use by the Company and the Company Subsidiaries in the conduct of the business of the Company and the Company Subsidiaries as currently conducted and as presently proposed to be conducted.

(b)    Except as disclosed on Schedule 3.13(b), the Company has not received any communications alleging that the Company or any Company Subsidiary has violated, or by conducting its business, would violate any Intellectual Property rights of any other Person. To the knowledge of the Company, no product or service marketed or sold (or proposed to be marketed or sold) by the Company or any of the Company Subsidiaries violates or will violate any Intellectual Property rights of any other Person.

(c)    The Company or a Company Subsidiary has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that the Company and the Company Subsidiaries own or lease or that it has otherwise provided to its employees for their use in connection with its business.

(d)    Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company’s or any Company Subsidiary’s Intellectual Property, nor is the Company or any Company Subsidiary bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.

(e)    There are no employees or consultants of the Company or any of the Company Subsidiaries that own any Intellectual Property rights related to the Company’s or such Company Subsidiary’s business as now conducted and as presently proposed to be conducted. To the knowledge of the Company, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company or any of the Company Subsidiaries, including prior employees or consultants.

(f)    Schedule 3.13(f) lists all patents, patent applications, registered trademarks, registered trademark applications, service marks, service mark applications, tradenames, registered copyrights, and licenses to and under any of the foregoing, in each case owned by the Company or any Company Subsidiary.

3.14    Employees.

(a)    To the knowledge of the Company, none of its or any of the Company Subsidiaries’ employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any Order, that would materially interfere with such employee’s ability to promote the interest of the Company or such Company Subsidiary or that would conflict with the Company’s or such Company Subsidiary’s business. Neither the execution or delivery of this Agreement and the Additional Agreements, nor the carrying on of the Company’s or any of the Company Subsidiaries’ businesses by their respective employees, nor the conduct of their respective businesses as now conducted and as presently proposed to be conducted, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(b)    Except as set forth on Schedule 3.14(b), neither the Company nor any of the Company Subsidiaries is delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company and each Company Subsidiary has complied in all material respects with all applicable state and federal equal employment opportunity Laws and other Laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company or a Company Subsidiary has withheld and paid to the appropriate Authority or is holding for payment not yet due to such Authority all amounts required to be withheld from their respective employees and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(c)    To the knowledge of the Company, no Key Employee intends to terminate employment with the Company or the applicable Company Subsidiary or is otherwise likely to become unavailable to continue as a Key Employee. Neither the Company nor any of the Company Subsidiaries has a present intention to terminate the employment of any Key Employee. The employment of each employee of the Company or any of the Company Subsidiaries is terminable at the will of the Company or such Company Subsidiary. Except as required by Law, upon termination of the employment of any employees of the Company or any of the Company Subsidiaries, no severance or other payments will become due. Neither the Company nor any Company Subsidiary has a policy, practice, plan or program of paying severance in connection with the termination of employment services. For purposes of this Section 3.14, “Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Intellectual Property.

(d)    Schedule 3.14(d) sets forth each Employee Benefit Plan. The Company or the applicable Company Subsidiary has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable Laws for any such employee benefit plan.

(e)    Neither the Company nor any Company Subsidiary has made any representations regarding future equity incentives to any officer, employee, manager or consultant.

(f)    Each former Key Employee whose employment was terminated by the Company or any Company Subsidiary has entered into an agreement with the Company or such Company Subsidiary providing for the full release of any claims against the Company or such Company Subsidiary or any related party arising out of such employment.

(g)    Neither the Company nor any Company Subsidiary is bound by or subject to (and none of its assets or properties is bound by or subject to) any Contract with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or any of the Company Subsidiaries. There is no strike or other labor dispute involving the Company or any Company Subsidiary pending, or to the knowledge of the Company, threatened, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, nor to the knowledge of the Company is there any labor organization activity involving its employees.

(h)    Each current and former employee of the Company or Company Subsidiary has executed an agreement with the Company or a Company Subsidiary regarding confidentiality and proprietary information, substantially in the form or forms delivered to Buyer or their respective counsel (the “Employee Confidential Information Agreements”) prior to the date hereof. No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Employee Confidential Information Agreement. To the knowledge of the Company, no Key Employees are in violation of his or her Employee Confidential Information Agreement.

3.15    Tax Matters. (a) There are no material Taxes due and payable by the Company or any Company Subsidiary that has not been timely paid, (b) there are no accrued and unpaid Taxes of the Company or any Company Subsidiary that are due, whether or not assessed or disputed, (c) there have been no examinations or audits of any Tax Returns by any Authority, (d) the Company has duly and timely filed all material Tax Returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year, and (e) the Company has at all times since its formation been treated as a partnership or disregarded entity under Treasury Regulations Section 301.7701-3.

3.16    Environmental Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each of the Company and the Company Subsidiaries is and has been in compliance with all Environmental Laws; (b) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company or the Company Subsidiaries; (c) there have been no Hazardous Substances generated by the Company or any Company Subsidiary that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Authority in the United States; (d) there are no underground storage tanks located on, no polychlorinated biphenyls or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company or any Company Subsidiary, except for the storage of hazardous waste in compliance with Environmental Laws; and (e) the Company and the Company Subsidiaries have received no notice from any governmental agency of any violation of any Environmental Laws.

3.17    Finders’ Fees. Except as set forth in Schedule 3.17, the Company has not employed any investment banker, broker or finder in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with this Agreement, the Additional Agreements or upon consummation of the transactions contemplated hereby or thereby.

3.18    Insurance. The Company and the Company Subsidiaries have in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies like the Company and the Company Subsidiaries, reasonably sufficient in amount.

3.19    Affiliate Arrangements. Except for indemnification agreements, employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business and transactions entered into on arms-length terms, there are no Contracts between the Company or any Company Subsidiary, on the one hand, and any directors, executive officers or other Affiliate of the Company or their immediate family members, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K of the Exchange Act (any such Contracts, “Company Affiliate Arrangement”).

3.20    Information Supplied. The Company has made available to Buyer all of the information that Buyer has requested for deciding whether to enter into this Agreement and acquire the Common Units under Section 2.1 hereof, including certain of the Company’s projections describing its proposed business plan (the “Business Plan”). None of the information supplied or to be supplied by the Company specifically in writing for inclusion in the Proxy Statement will, at the date on which the Proxy Statement is first mailed to Buyer’s stockholders or at the time of the Buyer Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Buyer or its Affiliates. The Business Plan was prepared in good faith based on the Books and Records of the Company and the Company Subsidiaries; however, the Company does not warrant that it will achieve any results projected in the Business Plan and the Buyer acknowledges that the Company has no obligation to update any information contained in the Business Plan.

3.21    No Other Representations. Except as provided in this ARTICLE III neither the Company, the Company Subsidiaries, the Existing Equityholders nor any other Person has made, or is making, any representation or warranty whatsoever in respect of the Company or its business.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company as follows:

4.1    Corporate Existence and Power. Buyer is validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite power and authority to own or otherwise hold the assets held by it and to carry on its business as now being conducted.

4.2    Corporate Authorization. Buyer has full power and authority to execute this Agreement and the Additional Agreements to which it is, or will be, a party and to consummate the transactions contemplated hereby and thereby. Buyer has taken all actions required to authorize the execution and delivery of this Agreement and the Additional Agreement to which it is, or will be, a party and to authorize the consummation of the transactions contemplated hereby and thereby other than the Required Buyer Stockholder Approval. Buyer has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Additional Agreement to which it will be a party, and, assuming due and valid countersigning by any other applicable parties thereto, this Agreement constitutes, and each Additional Agreement to which it will be a party will constitute, Buyer’s legal, valid and binding obligation, enforceable against it in accordance with its respective terms, subject to the Remedies Exception.

4.3    Governmental Authorization. Neither the execution, delivery nor performance by Buyer of this Agreement or any Additional Agreements to which it is, or will be, a party requires any Consent by or in respect of, or registration, declaration or filing with, any Authority other than (a) compliance with any applicable requirements of the Exchange Act or the Securities Act, (b) the appropriate filings and approvals under the rules of Nasdaq, (c) compliance with any applicable requirements of the HSR Act or any act or regulation of the FAA or any other licensing or permitting authority required in connection with the Transaction and (d) other actions or filings the absence or omission of which would not, individually or in the aggregate, be reasonably expected to prevent or materially delay Buyer’s ability to consummate the transactions contemplated hereunder (a “Buyer Impairment Effect”) (each of the foregoing clauses (a) through (d), a “Buyer Governmental Approval” and together with the Company Governmental Approvals, the “Governmental Approvals”).

4.4    Non-Contravention. The execution, delivery or performance by Buyer of this Agreement or any Additional Agreements to which it is, or will be, a party does not and will not (a) contravene or conflict with the Organizational Documents of Buyer, (b) assuming all of the Buyer Governmental Approvals are obtained and any applicable waiting periods referred to herein have expired, violate any provision of any Law binding upon or applicable to Buyer, (c) result in any violation or breach of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any contract that is material to Buyer, or (d) result in the creation or imposition of any Lien on any of Buyer’s assets (including the Trust Account), except, in each case of clauses (b) through (d), for any contravention or conflicts that would not reasonably be expected to be material to Buyer or to have a Buyer Impairment Effect.

4.5    Finders’ Fees. Other than Wells Fargo, N.A., Buyer has not employed any investment banker, broker or finder in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with this Agreement, the Additional Agreements or upon consummation of the transactions contemplated hereby or thereby.

4.6    Issuance of Stock. PubCo Class B Common Stock, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable and free of preemptive rights, subscription rights or any similar right under any provision of Law, Buyer’s Organizational Documents or any Contract to which Buyer is a party or by which Buyer is bound and will be capable of effectively vesting in the Existing Equityholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable securities Laws).

4.7    Capitalization.

(a)    As of the date hereof, the authorized capital stock of Buyer consists of (i) 200,000,000 shares of Buyer Class A Common Stock, (ii) 20,000,000 shares of Buyer Class B Common Stock, and (iii) 1,000,000 shares of preferred stock, of which 13,598,898 shares of Buyer Class A Common Stock and 3,399,724 shares of Buyer Class B Common Stock are issued and outstanding as of the Effective Date. 14,519,228 shares of Buyer Class A Common Stock are reserved for issuance with respect to Buyer Warrants and 14,519,228 Buyer Warrants are issued and outstanding as of the date of this Agreement. No other shares of capital stock or other Securities of Buyer are issued, reserved for issuance or outstanding. All issued and outstanding shares of Buyer Common Stock and the Buyer Warrants (A) have been duly authorized, validly issued, fully paid and nonassessable, (B) were issued in compliance in all material respects with applicable Law, (C) were not issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Law, Buyer’s Organizational Documents or any Contract to which Buyer is a party or by which Buyer is bound, and (D) are fully vested. Except as set forth in Buyer’s Organizational Documents, there are no outstanding contractual obligations of Buyer to repurchase, redeem or otherwise acquire any Buyer Common Stock or any other Securities of Buyer. There are no outstanding contractual obligations of Buyer to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b)    Except for this Agreement, the Buyer Warrants, the subscription agreements that may be entered into in connection with the PIPE Investment and the Additional Agreements, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Buyer Common Stock or the equity interests of Buyer, or any other Contracts to which Buyer is a party or by which Buyer is bound obligating Buyer to issue or sell any shares of capital stock of, other equity interests in, or debt securities of, Buyer, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Buyer. There are no outstanding bonds, debentures, notes or other Indebtedness of Buyer having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Buyer’s stockholders may vote. Except as disclosed in the Buyer SEC Documents, Buyer is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to Buyer Common Stock or any other equity interests of Buyer. Buyer does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which Buyer is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the transactions contemplated hereby or by the subscription agreements that may be entered into in connection with the PIPE Investment that have not been waived prior to the date hereof.

4.8    Trust Account; Financial Capacity.

(a)    As of the date hereof, Buyer has at least $136,000,000 in the trust fund established by Buyer for the benefit of its public stockholders in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company (the “Trustee”) acting as trustee, and such monies are invested in “government securities” (as such term is defined in the Investment Company Act) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement. The Investment Management Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Buyer and to the knowledge of Buyer, the Trustee, enforceable against it and, to the knowledge of Buyer, the Trustee in accordance with its terms, subject to the Remedies Exception. The Investment Management Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by Buyer or, to the knowledge of Buyer, the Trustee. There are no separate Contracts that would cause the description of the Investment Management Trust Agreement in the Buyer SEC Documents to be inaccurate in any material respect or, to the knowledge of Buyer, that would entitle any Person (other than (a) the holders of Securities of Buyer prior to the Closing Date who shall have elected to redeem their Buyer Class A Common Stock pursuant to Buyer’s Organizational Documents or (b) if Buyer fails to complete a “Business Combination”, as such term is defined in Buyer’s Organizational Documents, within the allotted time period and liquidates the Trust Account, subject to the terms of the Investment Management Trust Agreement, Buyer in limited amounts to permit Buyer to pay the expenses of the Trust Account’s liquidation and dissolution, and then Buyer’s public shareholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account are required to be released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem Buyer Common Stock pursuant to Buyer’s Organizational Documents. Buyer has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Investment Management Trust Agreement or reimbursements for tax liability of Buyer arising from interest income earned on the principal held in the Trust Account as permitted by the Investment Management Trust Agreement). As of the Closing, the obligations of Buyer to dissolve or liquidate pursuant to Buyer’s Organizational Documents shall terminate, and, as of the Closing, Buyer shall have no obligation whatsoever pursuant to Buyer’s Organizational Documents to dissolve and liquidate the assets of Buyer by reason of the consummation of the transactions contemplated hereby. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Buyer, threatened, with respect to the Trust Account.

(b)    As of the date hereof, assuming the accuracy of the representations and warranties of the Company and the compliance by the Company with its obligations hereunder, the Buyer has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or the funds available in the Trust Account will not be available to Buyer on the Closing Date.

(c)    Buyer does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness in excess of $2,500,000.

4.9    Listing. The Buyer Units, Buyer Class A Common Stock and Buyer Warrants are listed on Nasdaq, with trading symbols “YSACU,” “YSAC” and “YSACW.”

4.10    Board Approval. The Buyer Board (including any required committee or subgroup of such board) has, at a meeting thereof duly called and held, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are fair and in the best interests of Buyer and its stockholders, (c) recommended its stockholders to vote in favor of the transactions contemplated hereby; (d) resolved to recommend to the stockholders of Buyer approval of each of the Buyer Stockholder Approval Matters; (e) determined that the fair market value of the Company is equal to at least eighty percent (80%) of the amount held in the Trust Account (less the Deferred Underwriting Commission and Taxes payable on interest earned on the Trust Account) as of the date hereof; and (f) determined that the transactions contemplated hereby constitute a “Business Combination” as such term is defined in Buyer’s Organizational Documents.

4.11    Buyer SEC Documents and Financial Statements; Internal Controls.

(a)    Buyer has filed on a timely basis all forms, reports, schedules, statements and other documents, including any exhibits or annexes thereto, required to be filed or furnished by Buyer with the SEC since Buyer’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto (the “Buyer SEC Documents”), and will file all such forms, reports, schedules, statements and other documents required to be filed by it subsequent to the date of this Agreement (the “Additional Buyer SEC Documents”). The Buyer SEC Documents were, and the Additional Buyer SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Buyer SEC Documents did not, and the Additional Buyer SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Buyer SEC Document or Additional Buyer SEC Document has been or is revised or superseded by a later filed Buyer SEC Document or Additional Buyer SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.11, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC through EDGAR.

(b)    The financial statements and notes contained or incorporated by reference in the Buyer SEC Documents and the Additional Buyer SEC Documents (collectively, the “Buyer Financial Statements”) are complete and accurate and fairly present in all material respects, in accordance with GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of Buyer as of the dates thereof and the results of operations of Buyer for the periods reflected therein. The Buyer Financial Statements (i) were prepared from the Books and Records of Buyer and (ii) were audited in accordance with the standards of the Public Company Accounting Oversight Board.

(c)    Except as described in its Annual Report on Form 10-K, as amended by a Form 10-K/A as filed on May 24, 2021 with the SEC (the “Form 10-K/A”), (i) Buyer has established and, since the IPO has maintained, a system of “internal controls” over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of its financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and (ii) Buyer has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Buyer is made known to the principal executive officer and principal financial officer by others within Buyer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Buyer maintains and, for all periods covered by Buyer Financial Statements, has maintained Books and Records in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Buyer in all material respects.

(d)    There are no outstanding loans or other extensions of credit made by Buyer to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Buyer. Buyer has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)    Buyer is and, since the IPO has been, in compliance, in all material respects, with all applicable listing and corporate governance rules and regulations of Nasdaq. The Buyer Units, Buyer Class A Common Stock and Buyer Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no Action pending or, to the knowledge of Buyer, threatened against Buyer by Nasdaq, the Financial Industry Regulatory Authority or the SEC, respectively, with respect to any intention to deregister Buyer Units, Buyer Class A Common Stock or Buyer Warrants or prohibit or terminate the listing of the Buyer Units, Buyer Class A Common Stock or Buyer Warrants on Nasdaq. None of Buyer nor any of its Affiliates has taken any action that is designed to terminate the registration of Buyer Units, Buyer Class A Common Stock or Buyer Warrants under the Exchange Act.

(f)    Since its incorporation and to the date of this Agreement, and except as described in the Form 10-K/A, Buyer has not become aware of or received, from Buyer’s independent auditors or otherwise, any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the system of internal accounting controls utilized by Buyer or the internal controls over financial reporting of Buyer, (ii) a “material weakness” in the system of internal accounting controls utilized by or internal controls over financial reporting of Buyer, (iii) any fraud, whether or not material, that involves management or other employees of Buyer who have a role in the preparation of financial statements or the internal accounting controls utilized by Buyer, or (iv) any claim or allegation regarding any of the foregoing.

(g)    Except as reflected or reserved against in Buyer Financial Statements, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since Buyer’s formation, there are no material liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unassisted, absolute, determined, determinable or otherwise) of Buyer. All liabilities, debts or obligations, fixed or contingent, which should be included under GAAP on a balance sheet are included in the Buyer Financial Statements.

(h)    As of the date of this Agreement, to the knowledge of the Buyer, there are no outstanding SEC comments from the SEC with respect to the Buyer SEC Documents. To the knowledge of Buyer, none of the Buyer SEC Documents filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.12    Litigation. As of the date hereof, there is no Action pending or, to the knowledge of Buyer, threatened against Buyer that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer. To the knowledge of Buyer, there are no investigations pending or threatened against Buyer by any Authority that would reasonably be expected to have, individually or in the aggregate, a material adverse effect against Buyer.

4.13    Business Activities; Absence of Changes.

(a)    Since its incorporation, Buyer has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Additional Agreement to which Buyer is a party, the performance of its covenants or agreements in this Agreement or any Additional Agreement to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in Buyer’s Organizational Documents, there is no Contract binding upon Buyer or to which Buyer is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it, the conduct of business by it or as would cause a Buyer Impairment Effect.

(b)    Buyer does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the transactions contemplated hereby, Buyer has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a “Business Combination” as such term is defined in Buyer’s Organizational Documents.

(c)    Except for (i) this Agreement and the agreements expressly contemplated hereby and (ii) the Deferred Underwriting Commission or with respect to fees and expenses of Buyer’s legal, financial and other advisors or placement agents, Buyer is not, and at no time has been, party to any Contract with any other Person that would require payments by Buyer in excess of $50,000 monthly, $200,000 in the aggregate with respect to any individual Contract or more than $1,000,000 in the aggregate when taken together with all such other Contracts.

(d)    Since the date of Buyer’s incorporation, there has not been any change, development, condition, occurrence, event or effect relating to Buyer that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of Buyer to enter into, or perform its obligations under, this Agreement or consummate the transactions contemplated hereby.

4.14    Compliance with Laws. Buyer is in compliance with and is not in default under or in violation of any Laws applicable to Buyer or any of its properties or assets, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer.

4.15    Investment Company Act; JOBS Act. Buyer is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case, within the meaning of the Investment Company Act. Buyer constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012.

4.16    Tax Matters.

(a)    Buyer has duly and timely filed all material Tax Returns required to be filed by it and all such Tax Returns are true, correct, complete, and accurate in all material respects. Buyer has duly and timely paid in full to the appropriate Taxing Authority all material Taxes due and owing by it.

(b)    There is no Action pending, ongoing, or threatened in writing with respect to material Taxes of Buyer that has not been fully resolved.

(c)    No statute of limitations in respect of the assessment or collection of any material Taxes of Buyer for which a Lien (other than a Lien for Taxes not yet due and payable) may be imposed on any of Buyer’s assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business.

(d)    Buyer has complied with all applicable Laws relating to the reporting, payment, collection and withholding of material Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all material Taxes required to be withheld or collected by Buyer.

(e)    There is no Lien (other than Liens for Taxes not yet due and payable) for Taxes upon any of the assets of Buyer.

(f)    No claim has been made by a Taxing Authority in a jurisdiction where Buyer has not paid any Tax or filed Tax Returns, asserting that Buyer is or may be subject to Tax in such jurisdiction.

(g)    Buyer is not a party to any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement).

(h)    Buyer is not currently nor has it ever been included in any consolidated, combined, or unitary Tax Return other than a Tax Return that includes only Buyer.

(i)    In the two years prior to the date of this Agreement, Buyer has not been a “distributing corporation” or a “controlled corporation” (as such terms are used in Section 355 of the Code) in a distribution intended or purported to qualify in whole or in part for Tax-deferred treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(j)    Buyer will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting for or in respect of a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign law) executed on or prior to the Closing Date, (iii) intercompany transactions occurring, or any excess loss account existing, on or prior to the Closing Date, in each case as described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date or, (v) prepaid amount or advanced payment received or deferred revenue accrued on or prior to the Closing.

4.17    Transactions with Affiliates. There are no Contracts between (a) Buyer, on the one hand, and (b) Sponsor or any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of Buyer, on the other hand (each Person identified in this clause (b), a “Buyer Related Party”), other than (i) Contracts with respect to a Buyer Related Party’s employment with, or the provision of services to, Buyer that were entered into in the ordinary course of business (including with regard to benefit plans, indemnification arrangements and other ordinary course compensation matters) or (ii) Contracts with respect to a Buyer Related Party’s status as a holder of Securities of Buyer.

4.18    Proxy Statements. On the dates when first filed in accordance with Regulation 14A of the Exchange Act, the Proxy Statement (or any amendment or supplement thereto) shall comply in all material respects with the applicable requirements of the Exchange Act. On the date of any filing pursuant to Regulation 14A of the Exchange Act, the date the Proxy Statement is first mailed to the stockholders of Buyer, and at the time of the Buyer Special Meeting, the Proxy Statement (together with any amendments or supplements thereto), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that Buyer makes no representations or warranties as to the information contained in or omitted from the Proxy Statement in reliance upon and in conformity with information furnished in writing to Buyer by or on behalf of the Company specifically for inclusion in the Proxy Statement.

4.19    Takeover Statutes and Charter Provisions. Assuming that none of the Company and the Existing Equityholders holds any Buyer Common Stock, as of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to Buyer in connection with this Agreement or any of the transactions contemplated hereby. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which Buyer is subject, party or otherwise bound.

4.20    Property. Buyer does not own or lease any real or personal property. Buyer is not a party to any agreement or option to purchase any real property, personal property or other material interest therein.

4.21    Material Contracts; Defaults.

(a)    The Buyer SEC Documents disclose each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, Buyer is a party or by which any of its assets is bound (the “Buyer Material Contracts”).

(b)    Each Buyer Material Contract was entered into at arm’s length and in the ordinary course of business. Except for any Buyer Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Buyer Material Contract, (i) such Buyer Material Contracts are in full force and effect and represent the legal, valid and binding obligations of Buyer and, to the knowledge of Buyer, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of Buyer, are enforceable by Buyer to the extent a party thereto in accordance with their terms, subject to the Remedies Exception, (ii) neither Buyer nor, to the knowledge of Buyer, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Buyer Material Contract, (iii) since the IPO, Buyer has not received any written or, to the knowledge of Buyer, oral claim or notice of material breach of or material default under any such Buyer Material Contract, (iv) to the knowledge of Buyer, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Buyer Material Contract (in any case, with or without notice or lapse of time or both) and (v) since the IPO through the date hereof, Buyer has not received written notice from any other party to any such Buyer Material Contract that such party intends to terminate or not renew any such Buyer Contract.

4.22    Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Company and the Company Subsidiaries and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, Books and Records, and other documents and data of the Company and the Company Subsidiaries for such purpose. Buyer acknowledges and agrees that (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (subject to the related portions of the Disclosure Schedules), the Additional Agreements and in any certificate delivered to Buyer pursuant hereto or thereto, and (b) none of the Company, the Company Subsidiaries, the Existing Equityholders or their respective Representatives have made any representation or warranty as to the Company or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Disclosure Schedules), the Additional Agreements and in any certificate delivered to Buyer pursuant hereto or thereto.

4.23    No Other Representations. Except as provided in this ARTICLE IV, neither Buyer nor any other Person has made, or is making, any representation or warranty whatsoever in respect of Buyer.

ARTICLE V
COVENANTS OF THE COMPANY AND BUYER

5.1    Conduct of the Business of the Company.

(a)    From the Effective Date through the Closing Date, except (i) as required by this Agreement or applicable Law, (ii) with Buyer’s written consent (not to be unreasonably withheld, conditioned or delayed), (iii) with respect to actions taken, or omitted to be taken, by the Company or any Company Subsidiary required by any COVID-19 Measures or otherwise required to protect the business of the Company and the Company Subsidiaries in response to COVID-19, or (iv) in connection with the Series B Financing pursuant to the Series B Financing Agreement, the Company and the Company Subsidiaries shall use commercially reasonable efforts to conduct their respective business in all material respects in the ordinary course and shall use their commercially reasonable efforts to preserve substantially intact their respective properties, operations and relationships with the applicable Authorities, Key Employees, key suppliers and other Persons (it being understood that no action or failure to act permitted by Section 5.1(b) shall constitute a breach of this sentence).

(b)    Except (i) as otherwise set forth on Schedule 5.1(b), (ii) as required by this Agreement or applicable Law, (iii) with respect to actions taken, or omitted to be taken, by the Company or any Company Subsidiary required by any COVID-19 Measures or otherwise reasonably required to protect the business of the Company and the Company Subsidiaries in response to COVID-19, (iv) in connection with the Series B Financing, or (v) in connection with the Bond Financing, from the Effective Date until and including the Closing Date, without Buyer’s prior consent (not be unreasonably withheld, delayed or conditioned), the Company shall not, and shall cause the Company Subsidiaries not to:

(i)    amend, modify or supplement the Company’s Organizational Documents other than pursuant to this Agreement or take or authorize any action to wind up the affairs or dissolve the Company or any Company Subsidiary;

(ii)    (A) except with respect to “Tax Distributions” (as defined in the Existing Company LLCA), pay, declare or promise to pay any dividends or other distributions with respect to its Securities, or pay, declare or promise to pay any other payments to any holder of its Securities (other than (x) in the case of any equityholder that is a service provider of the Company, payments of compensation or employee benefits in the ordinary course of business or (y) to the Company or a wholly-owned Company Subsidiary) or (B) issue, sell, grant, redeem or repurchase any Securities or make any changes (by combination, reorganization, reclassification or otherwise) in the capital structure of the Company (other than grants of Company equity awards to service providers of the Company in the ordinary course of business);

(iii)    enter into any Contract or understanding or enter into or carry out any transaction that would be a Company Affiliate Arrangement if entered into prior to the Effective Date;

(iv)    sell, lease, license or otherwise dispose of any of its material assets other than in the ordinary course of business;

(v)    except as required by applicable Law or as required by the terms of any existing Employee Benefit Plan as in effect on the date hereof, (A) materially increase the amount of any bonus, salary or other compensation or benefits payable or to become payable to any current or former employee, officer, director or individual service provider of the Company or any Company Subsidiary, (B) take any action to accelerate the timing or vesting of any payments or benefits, or the funding of any payments or benefits payable or to become payable to any current or former executive employee, officer, or director of the Company or any Company Subsidiary, (C) grant, or promise to grant, any bonuses, change in control payments, deferred compensation, severance, retention or equity or equity-based rights or other compensatory payments or benefits to any current or former employee, officer, director or other individual service provided of the Company or any Company Subsidiary, or (D) establish, adopt, enter into, commence participation in, terminate, increase the coverage or benefits available under, or amend any Employee Benefit Plan (or any plan or arrangement that would be an Employee Benefit Plan if in effect on the date of this Agreement), in each case, other than as contemplated by Section 5.15 hereof or in the ordinary course of business with respect to non-officer employees of the Company or any Company Subsidiary;

(vi)    (A) negotiate, modify, extend, or enter into any collective bargaining agreement or (B) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or any Company Subsidiary;

(vii)    Implement or announce any employee layoffs, furloughs, reductions in force, reductions in compensation, hour or benefits, work schedule changes or similar actions that could implicate the WARN Act;

(viii)    Terminate without cause any executive officer;

(ix)    (A) obtain or incur any loan or other Indebtedness in excess of $155,000,000 in the aggregate (inclusive of the Bond Financing), (B) forgive, cancel or compromise any material debt or claim, or waive or release any right of material value, or (C) grant any indemnity, bond or other guarantee for the benefit of any other Person, in each case other than in the ordinary course of business;

(x)    Incur any Lien on the Company’s or any Company Subsidiary’s assets or Securities, except for Permitted Liens;

(xi)    merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xii)    extend any loans other than travel or other expense advances to employees in the ordinary course of business;

(xiii)    (A) make, change, or revoke any material Tax election; (B) enter into any settlement or compromise with any Taxing Authority relating to any material Tax matter; (C) abandon or fail to conduct any material audit, examination, or other Action in respect of a material Tax or material Tax Return; (D) file any amended Tax Return in respect of material Taxes; (E) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax or material Tax Return; (F) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement); (G) adopt or change a method of Tax accounting with respect to material Taxes; or (H) change an accounting period with respect to material Taxes;

(xiv)    commence, pay, discharge, settle or compromise any material Action;

(xv)    assign, sell, transfer, abandon, let lapse, or otherwise dispose of, any Intellectual Property;

(xvi)    disclose any trade secrets (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonably protections of, and preserving all rights of the Company and the Company Subsidiaries in, such trade secrets);

(xvii)    make any change in its accounting methodology, practice or policy other than changes required by GAAP or applicable Law;

(xviii)    waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former employee or independent contractor; or

(xix)    authorize, agree to or undertake any legally binding obligation to do any of the foregoing.

Nothing in this Section 5.1 is intended to give Buyer, Sponsor or any of their respective Affiliates, directly or indirectly, the right to control or direct the business or operations of the Company or any Company Subsidiary prior to the Closing, and prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ businesses and operations.

5.2    Conduct of the Business of Buyer.

(a)    From the Effective Date through the Closing Date, Buyer shall remain a “blank check company” as defined under the Securities Act, shall keep current and timely file all of its public filings with the SEC, and shall not conduct any business operations or activities other than required in connection with this Agreement and ordinary course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby.

(b)    Unless required by this Agreement or applicable Law, from the Effective Date until and including the Closing Date, without the Company’s prior consent (not be unreasonably withheld, delayed or conditioned), Buyer shall not:

(i)    change, modify or amend the Investment Management Trust Agreement, or Buyer’s Organizational Documents, other than (A) to effectuate the A&R Certificate of Incorporation and the Buyer A&R By-laws, (B) to extend its deadline to consummate a Business Combination or (C) otherwise to facilitate the consummate the transactions contemplated hereby;

(ii)    make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of, any of its outstanding capital stock or other equity interests; (B) other than pursuant to the A&R Certificate of Incorporation, split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of any shares of Buyer Common Stock required by Buyer’s Organizational Documents, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Buyer;

(iii)    (A) make, change, or revoke any material Tax election; (B) enter into any settlement or compromise with any Taxing Authority relating to any material Tax matter; (C) abandon or fail to conduct any material audit, examination, or other Action in respect of a material Tax or material Tax Return; (D) file any amended Tax Return in respect of material Taxes; (E) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax or material Tax Return; (F) enter into any Tax Sharing Agreement (other than any Ordinary Course Tax Sharing Agreement); (G) adopt or change a method of Tax accounting with respect to material Taxes; or (H) change an accounting period with respect to material Taxes;

(iv)    enter into, renew or amend in any material respect, any Contract with a Buyer Related Party;

(v)    enter into, or amend or modify any material term of (in a manner adverse to Buyer), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Buyer Material Contract (or any Contract, that if existing on the date hereof, would have been a Buyer Material Contract);

(vi)    waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) in excess of $1,000,000;

(vii)    incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness in excess of $2,500,000;

(viii)    (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Buyer or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests, or issue or take any actions that would result in the issuance of any New Buyer Securities to Sponsor, other than (1) in connection with the exercise of any Buyer Warrants outstanding on the date hereof or (2) the transactions contemplated by this Agreement (including the transactions contemplated by the Series B Financing or any PIPE Investment) or (B) amend, modify or waive any of the terms or rights set forth in, any Buyer Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein (other than by operation of its terms);

(ix)    (A) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Buyer (other than the transactions contemplated by this Agreement);

(x)    make any capital expenditures;

(xi)    make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xii)    enter into any new line of business outside of the business currently conducted by Buyer as of the date of this Agreement;

(xiii)    make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(xiv)    voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Buyer and its assets and properties; or

(xv)    authorize, agree to or undertake any legally binding obligation to do any of the foregoing.

(c)    From the Effective Date until and including the Closing Date, Buyer shall use commercially reasonable efforts to continue performing under Buyer’s Organizational Documents, the Investment Management Trust Agreement and all other agreements or Contracts to which Buyer or its Subsidiaries may be a party.

5.3     No Solicitation; Support. From the Effective Date through the earlier of (x) termination of this Agreement in accordance with ARTICLE VII and (y) the Closing, other than in connection with the transactions contemplated hereby, neither the Company, on the one hand, nor Buyer, on the other hand, shall, and such Persons shall cause each of their respective Representatives not to, directly or indirectly, (i) solicit, initiate, engage, participate in or knowingly encourage negotiations or discussions with any Person concerning, or the making of any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” means any of the following transactions to which any of Company or its Subsidiaries or Buyer, as applicable, is a party (other than the transactions contemplated by this Agreement): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction or (2) any sale, lease, license, exchange, transfer or other disposition of the consolidated assets of such Person (other than the sale, the lease, license, transfer or other disposition of assets in the ordinary course of business) or Securities of any the Company or Buyer, as applicable, in a single transaction or series of transactions; provided, that the transactions contemplated by the PIPE Investment shall not constitute an Alternative Transaction. If there is an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to the Company or Buyer or any of their respective Representatives (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within two (2) Business Days after receipt) advise the other party to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company shall, and shall cause its Affiliates and Representatives to, immediately discontinue any ongoing communications or negotiations relating to any Alternative Transaction and instruct each other participant in its strategic process to destroy any confidential information of the Company (and terminate access to any data room for each such other participant). The Company and Buyer shall keep each other informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. Buyer shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Alternative Proposal. Any breach of this Section 5.3 by a Representative of a party shall be deemed a breach of this Section 5.3 by such party.

5.4    Access to Information. From the Effective Date until and including the Closing Date, the Company and Buyer shall, to the best of their abilities and to the extent permitted by Law (including COVID-19 Measures), (a) continue to give the other party and its Representatives access to its offices, properties, and Books and Records, (b) furnish to the other party and its Representatives such information relating to the business of the Company (and the Company Subsidiaries) or Buyer as such Persons may reasonably request and (c) cause its respective Representatives to cooperate with the other party in such other party’s investigation of its business; provided, that no investigation pursuant to this Section 5.4 (or any investigation prior to the Effective Date) shall affect any representation or warranty given by the Company or Buyer and, provided, further, that any investigation pursuant to this Section 5.4 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company (or any Company Subsidiary) or Buyer. Notwithstanding anything to the contrary in this Agreement, neither party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege or (ii) violate any Contract to which it is a party or to which it is subject or applicable Law; provided, that the non-disclosing party must advise the other party that it is withholding such access or information and the basis on which the access not granted or information not disclosed; provided, further, that the non-disclosing party shall use commercially reasonable efforts to remove such impediment such that the information can be provided and, in the event that such impediment cannot be removed, to provide such information to the extent it would not result in the loss of such privilege or the violation of such Contract or applicable Law (including by providing a redacted version of the applicable document).

5.5    Notices of Certain Events. Each of the Company and Buyer shall promptly notify the other of:

(a)    Any notice of other communication from any Person (including any Authority) alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement may give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Securities of the Company or any Company Subsidiary or share capital or capital stock of Buyer, or the assets of the Buyer or the Company or any Company Subsidiary;

(b)    Any Actions commenced, or to such party’s knowledge, threatened in writing against such party that would prevent or delay the consummation of the transactions contemplated by this Agreement or any Additional Agreement; or

(c)    The occurrence of any fact or circumstance to the knowledge of such party which results, or would result in the failure to satisfy the condition to the other party’s obligation to close as set forth in Section 6.2(b) or Section 6.2(c) on the one hand, or Section 6.3(b) on the other hand.

5.6    SEC Filings; Buyer Special Meeting.

(a)    In connection with any filing Buyer makes with the SEC contemplated by this Agreement or the Additional Agreements or otherwise in connection with the transactions contemplated hereby and thereby, the Company will, and will cause the Company Subsidiaries and their respective Affiliates to, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, use reasonable best efforts to (i) cooperate with Buyer, (ii) respond to questions about the Company and the Company Subsidiaries required in any filing or requested by the SEC, and (iii) provide any information reasonably requested by Buyer in connection with any filing with the SEC.

(b)    Each of Buyer and the Company agrees to use commercially reasonable efforts to, as promptly as reasonably practical, furnish the other party with such information as shall be reasonably requested concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested for inclusion in (including to be incorporated by reference in) or attachment to the Proxy Statement, the Closing Form 8-K or any other filing required to be made by Buyer with the SEC under the Exchange Act in connection with the transactions contemplated by this Agreement or the Additional Agreements. Each of Buyer and the Company shall ensure that any information provided by it or on its behalf for inclusion in (including to be incorporated by reference in) or attachment to the Proxy Statement, at the earlier of the date it is filed with the SEC or first mailed to the Buyer stockholders, shall be accurate in all material respects and does not omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company and its equityholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. If at any time prior to the Closing, Buyer or the Company becomes aware of (y) the Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or (z) any other information which is required to be set forth in an amendment or supplement to the Proxy Statement so that it would not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, the Company or Buyer (as applicable) shall promptly inform Buyer or the Company (as applicable) and each shall cooperate with the other in filing with the SEC or mailing to Buyer’s stockholders an amendment or supplement to the Proxy Statement. Each of the Company and Buyer shall use its commercially reasonable efforts to cause their managers, directors, officers and employees to be reasonably available to Buyer, the Company and their respective counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(c)    As promptly as practicable after the Effective Date, Buyer shall prepare with the assistance and cooperation of the Company, and Buyer shall file with the SEC, a proxy statement in connection with the transactions contemplated hereby and by the Additional Agreements and that has been mutually agreed upon by both Buyer and the Company (such agreement not to be unreasonably withheld or delayed) (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Buyer’s stockholders for the matters to be acted upon at the Buyer Special Meeting and providing the public stockholders of Buyer an opportunity in accordance with Buyer’s Organizational Documents and the IPO Prospectus to have their Buyer Common Stock redeemed in conjunction with the stockholder vote on Buyer Stockholder Approval Matters. Buyer shall provide the Company and its counsel with a reasonable opportunity to review and comment on the Proxy Statement prior to its filing with the SEC or mailing to shareholders and Buyer shall consider any comments by the Company and its counsel in good faith. Buyer shall use its commercially reasonable efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and to comply with all state “blue sky” Laws applicable to carrying out the transactions contemplated hereby. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Buyer stockholders to vote, at a special general meeting of Buyer’s stockholders to be called and held for such purpose (the “Buyer Special Meeting”), in favor of resolutions approving (i) the approval of the “Business Combination”, as such term is defined in Buyer’s Organizational Documents, and the adoption and approval of this Agreement and the Additional Agreements and the transactions contemplated hereby or thereby by the holders of Buyer Common Stock in accordance with Buyer’s Organizational Documents, Delaware Law and the rules and regulations of the SEC and Nasdaq, (ii) the approval, for purposes of complying with and to the extent required by applicable Nasdaq listing rules, of the issuance by PubCo, as successor to Buyer, of the PubCo Class A Common Stock and PubCo Class B Common Stock to be issued in connection with the transactions contemplated by this Agreement, (iii) the adoption of the A&R Certificate of Incorporation and approval of each change to Buyer’s existing certificate of incorporation required to be separately approved effective as of the Closing, (iv) the election of directors effective as of the Closing, (v) the adoption and approval of the Equity Incentive Plan (as defined below), (vi) such other matters as the Company and Buyer shall hereafter mutually determine to be necessary or appropriate in order to effect the transactions contemplated by this Agreement, such determination by either party not to be unreasonably withheld, delayed or conditioned, or the Additional Agreements (the approvals described in foregoing clauses (i) through (vi), collectively, the “Buyer Stockholder Approval Matters”), and (vii) the adjournment of the Buyer Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes to approve and adopt any of the foregoing proposals. Without the prior written consent of the Company, the Buyer Stockholder Approval Matters shall be the only matters (other than procedural matters) which Buyer shall propose to be acted on by Buyer’s stockholders at the Buyer Special Meeting.

(d)    To the extent not prohibited by Law, Buyer will advise the Company, reasonably promptly after Buyer receives notice thereof, of the time when the Proxy Statement or any supplement or amendment has been filed, of the issuance of any stop Order or the suspension of the qualification of the Buyer Class A Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement each time before any such document is filed with the SEC by Buyer and Buyer shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, each of Buyer and the Company shall provide each other and their counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of such party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the other parties or their counsel in any discussions or meetings with the SEC.

(e)    The Buyer Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Buyer Board Recommendation.

(f)    As promptly as practical, but in no event more than thirty-five (35) days following the date upon which the SEC staff confirms (A) it has no further comments on the Proxy Statement or (B) that it will not review the Proxy Statement (such date, the “Clearance Date”), Buyer Board shall convene and hold the Buyer Special Meeting in accordance with the DGCL. Buyer shall use its commercially reasonable efforts to solicit from its stockholders proxies or votes in favor of the approval of Buyer Stockholder Approval Matters as promptly as practicable following the Clearance Date, and take all other actions reasonably necessary or advisable to obtain the approval of Buyer Stockholder Approval Matters, including, (i) establish the record date (which record date shall be mutually agreed with the Company) for, duly call and give notice of Buyer Special Meeting in accordance with the DGCL, (ii) cause the Proxy Statement to be disseminated to Buyer’s stockholders in compliance with applicable Law no later than five (5) Business Days following the Clearance Date and (iii) solicit proxies from the holders of Buyer Common Stock to vote in accordance with the recommendation of the Buyer Board with respect to each of the Buyer Stockholder Approval Matters. Buyer shall, through the Buyer Board recommend to its stockholders that they approve the Buyer Stockholder Approval Matters (the “Buyer Board Recommendation”) and shall include the Buyer Board Recommendation in the Proxy Statement. Notwithstanding anything to the contrary set forth herein, if on the date for which Buyer Special Meeting is scheduled, Buyer has not received proxies representing a sufficient number of shares to obtain the Required Buyer Stockholder Approval, whether or not a quorum is present, Buyer may make up to one (1) postponement or adjournment of Buyer Special Meeting; provided that (x) the Buyer Special Meeting may not be postponed or adjourned by more than twenty (20) Business Days without the Company’s prior written consent and (y) the Buyer Special Meeting is held no later than five (5) Business Days prior to the Closing Date.

(g)    With respect to any Buyer stockholder outreach in connection with the Buyer Special Meeting, the Company shall use its commercially reasonable efforts to, and shall cause its Representatives to, provide to Buyer all cooperation reasonably requested by Buyer, which commercially reasonable efforts shall include (x) furnishing Buyer with information to be used in the preparation of one or more information packages or marketing materials regarding the business, operations, financial projections or prospects of the Company and (y) causing the Company’s Representatives with appropriate seniority and expertise to participate in a reasonable number of meetings or presentations.

5.7    Trust Account.

(a)    If (i) the amount of cash available in the Trust Account immediately prior to Closing after deducting only the amounts payable to stockholders of Buyer who have validly redeemed their Buyer Common Stock pursuant to the Buyer Stock Redemption (in all cases after taking into account amounts to be paid in respect of (x) the Deferred Underwriting Commission being held in the Trust Account, and (y) any other Transaction Expenses of the Buyer), plus (ii) the total value of the cash and securities comprising the PIPE Financing Amount (including Share Value of any Back-Stop Shares) actually received prior to or substantially concurrently with the Closing (the sum of (i) and (ii), the “Available Buyer Funding”), is valued in an amount that is equal to or greater than $150,000,000 (after taking into account the Share Value of any Back-Stop Shares, the “Minimum Available Buyer Funding Amount”), then the condition set forth in Section 6.3(e) shall be satisfied.

(b)    Prior to the Closing (subject to the satisfaction or waiver of the conditions set forth in ARTICLE VI) Buyer shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Investment Management Trust Agreement and for the payment of (a) all amounts payable to stockholders of Buyer who shall have validly redeemed their Buyer Units or Buyer Common Stock pursuant to the Buyer Stock Redemption, (b) the expenses of Buyer to the third parties to which they are owed, and (c) the remaining monies in the Trust Account to Buyer. Except as otherwise expressly provided in the Investment Management Trust Agreement, Buyer shall not agree to, or permit, any amendment or modification of, or waiver under, the Investment Management Trust Agreement without the prior written consent of the Company.

5.8    PIPE Investment.

(a)    Buyer shall, and shall cause its Affiliates and Representatives to, use commercially reasonable efforts to take or cause to be taken all actions necessary, proper or advisable (x) to seek executed subscription agreements (such executed subscription agreements, the “Subscription Agreements”), which shall have terms, and be in a form, reasonably acceptable to the Company and the Buyer, from third-party investors (the “PIPE Investors”) pursuant to which the PIPE Investors commit to make private investments in public equity in the form of PubCo Class A Common Stock at a purchase price of $10.00 per share at the Closing (the “PIPE Investment”) in an aggregate amount of at least $95,000,000, and not to exceed $120,000,000, and (y) to cause the PIPE Investors to fund and consummate the PIPE Investment substantially concurrently with the Closing. From the date hereof until the Closing Date, Buyer shall, and shall cause its financial advisors and legal counsel to, keep the Company and its financial advisors and its legal counsel reasonably informed with respect to the PIPE Investment, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback or comments from, the Company, its financial advisors and its legal counsel with respect to such matters, including the negotiation of any subscription agreements for the PIPE Investment. For the avoidance of doubt, raising any amount of PIPE Investment is not a condition to Closing (other than solely to the extent necessary to satisfy the condition set forth in Section 6.3(e)).

(b)    Without the prior written consent of the Company and Sponsor, Buyer shall not permit any amendment or modification to be made to, or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, any of the Subscription Agreements. Buyer shall, and shall cause its Affiliates and Representatives to, use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions set forth therein, including maintaining in effect the Subscription Agreements and to: (x) satisfy in all material respects on a timely basis all conditions and covenants applicable to Buyer in the Subscription Agreements; and (y) in the event that all conditions in the Subscription Agreements have been satisfied, consummate the transactions contemplated by the Subscription Agreements at, or substantially simultaneously with, the Closing.

5.9    Directors’ and Officers’ Indemnification and Insurance.

(a)    The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Buyer (the “Buyer D&O Indemnified Persons”) and of the Company and any of the Company Subsidiaries (the “Company D&O Indemnified Persons” and, together with the Buyer D&O Indemnified Persons, the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law) between any D&O Indemnified Person and any of the Company (or any Company Subsidiary) or Buyer (as applicable) in effect on the Effective Date and disclosed in Schedule 5.9(a), shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing Date, PubCo shall cause the Organizational Documents of PubCo and the Company (and any Company Subsidiary) to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of Buyer to the extent permitted by applicable Law.

(b)    For a period of six (6) years from the Closing, PubCo shall, or shall cause its Affiliates or Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering the D&O Indemnified Persons on terms substantially equivalent to, and in any event not less favorable in the aggregate, the terms of such current insurance coverage; provided, that in no event shall PubCo be required to expend for such policies pursuant to this Section 5.9 an aggregate amount in excess of three hundred percent (300%) of the aggregate annual premium payable by the Company or Buyer, as applicable for the last full fiscal year. Notwithstanding the foregoing, Buyer or the Company may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closing and (i) if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, the Company and PubCo shall maintain (and cause their Subsidiaries to maintain) such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 5.9(b) shall be continued in respect of such claim until the final disposition thereof.

(c)    The provisions of this Section 9 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives.

5.10    Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, Buyer shall, and shall cause each of its Affiliates to, use its commercially reasonable efforts and the Company will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement and the Additional Agreements (including (i) the receipt of all applicable Governmental Approvals, (ii) satisfying the closing conditions set forth in ARTICLE VI and (iii) consummating the PIPE Investment). The parties shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be reasonably necessary or reasonably desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts to obtain each third party Consent that is required for the consummation of the transactions contemplated by this Agreement and the Additional Agreements. Notwithstanding the foregoing, in no event shall the Company or Buyer be obligated to pay any monetary compensation (for the avoidance of doubt, excluding the payment of administrative, filing, application, processing or similar fees or charges) or grant any concession in connection with obtaining any Consents, authorizations or approvals required in order to consummate the transactions contemplated by this Agreement pursuant to the terms of any Contract to which any is a party. Buyer and the Company shall use commercially reasonable efforts to take all actions as may be requested by any such Authority to obtain all applicable Governmental Approvals.

5.11    Tax Matters.

(a)    All Transfer Taxes shall constitute Transaction Expenses. Unless otherwise required by applicable Law, the Company shall prepare and file, or cause to be prepared and filed, all necessary Tax Returns in respect of such Transfer Taxes and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Existing Equityholders, the Company Group and Buyer shall, and shall cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The parties shall reasonably cooperate to establish any available exemption from (or reduction in) any such Transfer Taxes.

(b)    The parties acknowledge and agree that for U.S. federal and, as applicable, state and local Tax purposes, it is intended that (i) the payment and contribution of the Closing Date Contribution Amount contemplated by Section 2.1(c) be treated as a contribution of such Closing Date Contribution Amount by Buyer to the Company governed by Section 721(a) of the Code (and any similar applicable state or local provisions of Tax Law) and (ii) the recapitalization of the equity interests of the Company in connection with the execution of the A&R Operating Agreement will be treated as a non-taxable recapitalization of the equity of the Company (clauses (i) and (ii), the “Intended Tax Treatment”). The parties shall, and shall cause each of their respective applicable Affiliates to prepare and file all Tax Returns consistent with the Intended Tax Treatment; take no position in any communication (whether written or unwritten) with any Taxing Authority or any other action inconsistent with the Intended Tax Treatment (unless otherwise required by applicable Law or a determination by a Taxing Authority); promptly inform each other of any challenge by any Taxing Authority to any portion of the Intended Tax Treatment; and consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Intended Tax Treatment.

(c)    The Company and each relevant Subsidiary of the Company shall have an effective election under Section 754 of the Code in effect for the taxable year that includes the Closing Date.

(d)     Without the prior written consent of Buyer, the Company shall not make or cause or permit there to be made any election under Treasury Regulation Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any member of the Company Group. With respect to any audit, examination, or other Tax Action for any Pre-Closing Tax Period relating to a Flow-Thru Tax Return or any member of the Company Group that is a Flow-Thru Entity and for which the election provided for in Section 6226 of the Code (or any similar provision of state, local, or non-U.S. Laws) is available, the Company shall timely make or cause there to be timely made for any member of the Company Group all such available elections in accordance with applicable Laws. From and after the Closing, Buyer shall have the right to participate, at its sole cost and expense, in any Tax Action of any member of the Company Group that is a Flow-Thru Entity for any Pre-Closing Tax Period (or Straddle Period), and no such Tax Action shall be settled or compromised without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed) to the extent the settlement or compromise of any such Tax Action would reasonably be expected to result in any imputed underpayment imposed pursuant to Section 6232 of the Code on any member of the Company Group and for which no election under Section 6226 of the Code is available.

(e)    The Company and each relevant Subsidiary of the Company shall have an effective election under Section 754 of the Code in effect for the taxable year that includes the Closing Date.

(f)    Notwithstanding anything contained in the A&R Operating Agreement, in the event of any conflict between this Section 5.11 and any provisions of the A&R Operating Agreement (other than Section 8.5 of the A&R Operating Agreement), this Section 5.11 shall control.

5.12    Buyer Filings and Nasdaq Listing. From the date hereof through the Closing, Buyer will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities Laws. From the date hereof through the Closing, Buyer shall ensure Buyer remains listed as a public company on, and for shares of Buyer Common Stock to be listed on, Nasdaq.

5.13    Preparation and Delivery of Additional Financial Statements. The Company shall act in good faith to deliver to Buyer, as soon as reasonably practicable following the date hereof, all interim financial statements as required by the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant.

5.14    Reserved.

5.15    Employee Matters.

(a)    Equity Incentive Plan. Prior to the Closing Date, Buyer shall approve and adopt (i) an incentive equity plan the principal terms for which are set forth on Exhibit I and the final form of which shall be agreed to in writing by Buyer and the Company (the “Equity Incentive Plan”). Within two Business Days following the expiration of the 60 day period following the date Buyer has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Buyer shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Buyer Common Stock issuable under the Equity Incentive Plan and Buyer shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Equity Incentive Plan remain outstanding.

(b)    Officer Employment Arrangements. Prior to the Closing Date, Buyer shall engage an independent compensation consultant (the “Compensation Consultant”) to recommend customary employment terms (including with respect to salary, bonus, equity compensation, severance, retention and other benefits) for each officer of the Company, including the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and each Senior Vice President or Vice President. Buyer and the Company. The selection and engagement of the Compensation Consultant shall be subject to the consent of the Company, not to be unreasonably withheld, conditioned or delayed.

(c)    No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 5.15 are included for the sole benefit of Buyer and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Buyer, the Company or their respective Affiliates to amend, terminate or otherwise modify any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

ARTICLE VI
CONDITIONS TO CLOSING

6.1    Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing and the transactions contemplated by the Additional Agreements are subject to the satisfaction of all the following conditions:

(a)    No applicable Law and no Order shall be in effect that prohibits or prevents the consummation of the Closing or the transactions contemplated by the Additional Agreements.

(b)    Buyer Stockholder Approval Matters that are submitted to the vote of the stockholders of Buyer at Buyer Special Meeting in accordance with Buyer’s Organizational Documents shall have been approved by the requisite vote of the stockholders of Buyer at Buyer Special Meeting in accordance with Buyer’s Organizational Documents (the “Required Buyer Stockholder Approval”).

(c)    Buyer shall have at least $5,000,001 in tangible net assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) as of immediately prior to Closing.

(d)    Buyer shall remain listed on Nasdaq. Buyer shall not have received any written notice from Nasdaq that it has failed, or would reasonably be expected to fail to meet the Nasdaq listing requirements as of the Closing Date for any reason, where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied.

6.2    Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Closing and the transactions contemplated by the Additional Agreements are subject to the satisfaction, or the waiver at Buyer’s sole and absolute discretion, of all the following further conditions:

(a)    The Company shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects (disregarding all references to “material respects” that may already be contained in the applicable covenants).

(b)    (i) All of the representations and warranties of the Company in ARTICLE III (other than Company Fundamental Representations), in each case disregarding all qualifications and exceptions contained herein relating to materiality or Company Material Adverse Effect, shall be true and correct at and as of the Closing Date except as provided in the Disclosure Schedules (except that if the representation and warranties speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), except as would not in the aggregate reasonably be expected to have a Company Material Adverse Effect; and (ii) all Company Fundamental Representations, in each case disregarding all qualifications and exceptions contained herein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the Closing Date in all material respects (except that if the representation and warrants speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date).

(c)    Since the date of this Agreement, there shall have been no Company Material Adverse Effect which is continuing and uncured.

(d)    The consummation of the Bond Financing shall have occurred.

(e)    Buyer shall have received a certificate dated the Closing Date and signed by the Chief Executive Officer or Chief Financial Officer of the Company certifying to the effect that the conditions set forth in clauses (a) through (d) of this Section 6.2 have been satisfied.

(f)    Buyer shall have received duly executed counterparts from the Company and the Existing Equityholders, as applicable, of the Additional Agreements.

6.3    Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing and the transactions contemplated by the Additional Agreements are subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a)    Buyer shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects (disregarding all references to “material respects” that may already be contained in the applicable covenants).

(b)    (i) All of the representations and warranties of Buyer contained in ARTICLE IV (other than Buyer Fundamental Representations) in each case disregarding all qualifications and exceptions contained herein relating to materiality, shall be true and correct at and as of the Closing Date (except that if the representation and warranties speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date) other than where the failure of such representations and warranties to be so true and correct taken in the aggregate would not be reasonably expected to have a material adverse effect on Buyer, and (ii) all Buyer Fundamental Representations, in each case, disregarding all qualifications and exceptions contained herein relating to materiality, shall be true and correct as of the Closing Date in all material respects (except that if the representation and warranties speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date).

(c)    The Company shall have received a certificate dated the Closing Date and signed by the Chief Executive Officer or Chief Financial Officer of Buyer certifying to the effect that the conditions set forth in clauses (a) and (b) of this Section 6.3 have been satisfied.

(d)    Company shall have received duly executed counterparts from the Sponsor or Boston Omaha Corporation, as applicable, of the Additional Agreements.

(e)    As of the Closing, the Available Buyer Funding shall be no less than the Minimum Available Buyer Funding Amount; provided that if, at the time of the Closing, the Available Buyer Funding (disregarding clause (z) of the definition of “PIPE Financing Amount”) would be less than the Minimum Available Buyer Funding Amount, then Buyer shall be permitted to deliver to the Company satisfactory evidence that Boston Omaha Corporation has, or has caused one or more of its affiliates to, purchase shares of PubCo Class A Common Stock through a combination (as determined by Boston Omaha Corporation in its discretion) of (x) cash and (y) a number of Back-Stop Shares (free and clear of all Liens) with an aggregate Share Value, (the sum of (x) and (y) being the “Back-Stop Amount”), sufficient to cause Available Buyer Funding to equal the Minimum Available Buyer Funding Amount, in exchange for a number of shares of PubCo Class A Common Stock equal to (1) the Back-Stop Amount, divided by (2) ten (10) (the “Back-Stop Share Transfer”).

(f)    Buyer shall have no Indebtedness in excess of $2,500,000.

ARTICLE VII
TERMINATION

7.1    Termination.

(a)    This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by mutual written consent of Buyer and the Company.

(b)    This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by written notice by either Buyer or the Company if any Law or Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure by such party (in the case of the Company, Company or any Existing Equityholder) to comply with any provision of this Agreement is the principal cause of the Law or Order or the failure of the Law or Order to be lifted.

(c)    In the event that the Closing of the transactions contemplated hereunder has not occurred by March 31, 2022 (the “Outside Closing Date”), Buyer or the Company, as the case may be, shall have the right, at its sole option, to terminate this Agreement without liability to the other side; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a party if the failure by such party (in the case of the Company, the Company or any Existing Equityholder) to comply with any provision of this Agreement is the principal cause of the Closing not occurring prior to the Outside Closing Date. Such right may be exercised by Buyer or the Company, as the case may be, by giving written notice to the other at any time after the Outside Closing Date.

(d)    Buyer may terminate this Agreement by giving notice to the Company prior to the Closing if the Company shall have materially breached any of its representations, warranties, agreements or covenants contained herein to be performed at or prior to the Closing and such breach (i) would result in the failure to satisfy any condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) is incapable of being cured by the Outside Closing Date, or if capable of being cured by the Outside Closing Date, shall not be cured within twenty (20) Business Days following receipt by the Company of a notice describing in reasonable detail the nature of such breach; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if at such time Buyer is in material breach of this Agreement which would result in a failure to satisfy any condition set forth in Section 6.3(a) or Section 6.3(b).

(e)    The Company may terminate this Agreement by giving notice to Buyer if Buyer shall have materially breached any of its covenants, agreements, representations, or warranties contained herein to be performed at or prior to the Closing and such breach (i) would result in the failure to satisfy any condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) is incapable of being cured by the Outside Closing Date, or if capable of being cured by the Outside Closing Date, shall not be cured within twenty (20) Business Days following receipt by Buyer of a notice describing in reasonable detail the nature of such breach; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if at such time the Company is in material breach of this Agreement which would result in a failure to satisfy any condition set forth in Section 6.2(a) or Section 6.2(b).

(f)    This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by written notice by either Buyer or the Company if the Required Buyer Stockholder Approval is not obtained at a duly convened Buyer Special Meeting (subject to any postponement, adjournment or recess thereof).

7.2    Effect of Termination; Survival. This Agreement may only be terminated in the circumstances described in ARTICLE VII. In the event of the valid termination of this Agreement pursuant to ARTICLE VII, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any party, any of their respective Affiliates or any of their and their Affiliates’ respective Representatives, and all rights and obligations of each party shall cease, except that the provisions of ARTICLE I, this ARTICLE VII, ARTICLE VIII and the Confidentiality Agreement shall survive any termination hereof; provided, however, that nothing in this Section 7.2 shall be deemed to release any party from any liability for Fraud prior to such termination.

ARTICLE VIII
MISCELLANEOUS

8.1    Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 5:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax or email, on the date that transmission is sent electronically without any “bounce back” or similar error message; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to Company, to:

Sky Harbour LLC
136 Tower Road, Hangar M, Suite 205

Westchester County Airport

West Harrison, NY 10604
Attention: Tal Keinan
E-mail: tkeinan@skyharbour.group

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
250 West 55th Street
New York, New York 10019
Attention: Mitchell Presser; Omar Pringle; Aly El-Hamamsy
E-mail: mpresser@mofo.com; opringle@mofo.com; aelhamamsy@mofo.com if to Buyer prior to the Closing, to:

Yellowstone Acquisition Company

1601 Didge Street, Suite 3300

Omaha, Nebraska 68102

Attention: Adam Peterson

Email: adam@bostonomaha.com

with a copy (which shall not constitute notice) to:

Gennari Aronson, LLP

250 First Avenue, Suite 200

Needham, Massachusetts 02494

Attention: Neil Aronson, Esquire

Email: Naronson@galawpartners.com

8.2    Amendments; Waivers; Remedies.

(a)    This Agreement cannot be amended, supplemented or modified, except by a writing signed by each of Buyer and the Company, and cannot be amended, supplemented or modified orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b)    Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c)    Any party may, at any time prior to the Closing, by action taken by its board of directors (or similar governing body), managing member, general partner or other officers or Persons thereunto duly authorized, (i) extend the time for the performance of the obligations or acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (iii) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

(d)    Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

8.3    Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

8.4    Publicity. Except as required by Law and except with respect to Buyer SEC Documents and Boston Omaha Corporation SEC Documents and with respect to the Proxy Statement and Closing Form 8-K, the parties agree that neither they nor their Representatives shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior written approval of the other party hereto. If a party is required to make such a disclosure as required by Law, Buyer or the Company (as applicable) will be afforded a reasonable opportunity to review and comment on such public disclosure prior to its issuance (which shall be considered by the Company or Buyer, as applicable, in good faith). The foregoing shall not prohibit disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby.

8.5    Expenses. Unless otherwise specified herein, each party shall bear its own costs and expenses in connection with this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby.

8.6    No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of Law, or otherwise, without the written consent of the other parties. Any purported assignment or delegation that does not comply with the immediately preceding sentence shall be void, in addition to constituting a material breach of this Agreement.

8.7    Governing Law. This Agreement and all Related Claims shall be construed and enforced in accordance with and governed by the Laws (both substantive and procedural) of the State of Delaware, without giving effect to the conflict of Laws principles thereof.

8.8    Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

8.9    Entire Agreement. This Agreement together with the Additional Agreements, including any exhibits and Schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement, including any exhibits and Schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof.

8.10    Severability. A determination by a court or other legal Authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal Authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

8.11    Construction of Certain Terms and References; Captions. In this Agreement:

(a)    References to particular Sections and subsections, schedules, and exhibits not otherwise specified are cross-references to Sections and subsections, schedules, and exhibits of this Agreement.

(b)    The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c)    Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d)    Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered Schedule means the same-numbered Section of the Disclosure Schedules.

(e)    If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day. The word “day” means calendar day unless Business Day is expressly specified.

(f)    Captions are included for convenience only.

(g)    All references in this Agreement to “the knowledge of the Company” or similar terms means the actual knowledge of the individuals set forth on Schedule 8.11(g) hereto under the heading “Company Knowledge Parties” and all references in this Agreement to “the knowledge of Buyer” or similar terms means the actual knowledge of the individuals set forth on Schedule 8.11(g) hereto under the heading “Buyer Knowledge Parties”.

(h)    For the avoidance of doubt, all references in this Agreement to “ordinary course” or “ordinary course,” subject to the Company or Buyer’s consent, means the ordinary course of business consistent with past practice, provided that, for purposes of Sections 5.1 and 5.2, it shall take into account any material event or change in circumstances that occurs following the date of this Agreement.

(i)    References to the “date hereof” mean the date of this Agreement.

(j)    References to “$” or “dollar” or “US$” shall be references to United States dollars.

(k)    The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(l)    The words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(m)    The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(n)    All references to any Law, contract or agreement will be to such Law or Contract as amended, supplemented or otherwise modified from time to time.

(o)    To the extent this Agreement refers to information or documents that have been made available, delivered, furnished or otherwise provided by the Company to Buyer or its Affiliates, such obligation shall be deemed to be satisfied, and such information or documentation shall be deemed to be satisfied, and such information or documentation shall be deemed to have been made available, delivered, furnished or otherwise provided to Buyer or its Affiliates, as applicable, for all purposes under the Agreement, if and to the extent such information or documentation has been posted in the electronic data room maintained by the Company for the purposes of the transactions contemplated by this Agreement no later than forty-eight (48) hours prior to the date of this Agreement. To the extent this Agreement refers to information or documents that have been made available, delivered, furnished or otherwise provided by Buyer to the Company or its Affiliates, such obligation shall be deemed to be satisfied, and such information or documentation shall be deemed to have been made available, delivered, furnished or otherwise provided to the Company or its Affiliates, as applicable, for all purposes under the Agreement, if and to the extent such information or documentation has been filed or furnished by Buyer with the SEC.

(p)    References to any Person include the successors and permitted assigns of that Person.

8.12    Third Party Beneficiaries. Except as set forth in Section 2.1 (which the Existing Equityholders will be third party beneficiaries thereof), Section 5.9, Section 8.14 and Section 8.20, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

8.13    Trust Account Waiver. Reference is made to the final IPO prospectus of Buyer, dated October 21, 2020 (the “Prospectus”). The Company understands that Buyer has established the Trust Account for the benefit of the public stockholders of Buyer and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Buyer may disburse monies from the Trust Account only for the purposes set forth in the Investment Management Trust Agreement. For and in consideration of Buyer agreeing to enter into this Agreement, the Company hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and, except for Fraud, hereby agrees that it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Buyer. Notwithstanding the foregoing, (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Buyer for legal relief against monies or other assets that are held outside the Trust Account and other than distributions from the Trust Account directly or indirectly to Buyer’s stockholders, for specific performance or other equitable relief in connection with the consummation of the transactions contemplated by this Agreement so long as such claim would not affect Buyer’s ability to fulfill its obligations to effectuate the redemptions of the Buyer Units or Buyer Common Stock or comply with the Investment Management Trust Agreement and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Buyer’s assets or funds that are not held in the Trust Account and other than distributions from the Trust Account directly or indirectly to Buyer’s public stockholders.

8.14    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the parties acknowledge and agree that no recourse under this Agreement or under any Additional Agreements shall be had against any Person that is not a party to this Agreement or such Additional Agreement, as applicable, including any past, present or future director, officer, agent, employee or other Representative of any past, present or future equity holder of any Existing Equityholder or of any Affiliate or successor or assignee thereof (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party in connection with or arising out of this Agreement.

8.15    Submission to Jurisdiction.

(a)    The parties shall submit any dispute, claim, controversy or Action (in each case, whether in contract, tort, equity or otherwise) based upon, arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement), the negotiation, execution performance or any alleged breach thereof (“Related Claim”) to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, to the extent the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any courts having jurisdiction over appeals therefrom), or, if no federal court in the State of Delaware accepts jurisdiction, any state court within the State of Delaware (and any courts having jurisdiction over appeals therefrom) (collectively, the “Specified Courts”)), and the parties hereby irrevocably agree that all Related Claims shall be heard and determined in such courts. The parties hereby (i) submit to the exclusive personal and subject matter jurisdiction of any Specified Court any Related Claims and (ii) irrevocably and unconditionally waive, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such Related Claim brought in any Specified Court or any defense of inconvenient forum for the maintenance of such dispute. The parties agree that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)    This submission to jurisdiction Section shall survive the termination of this Agreement.

8.16    Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this ARTICLE VIII.

8.17    Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waiver any requirement for the securing or posting of any bond in connection therewith.

8.18    Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

8.19    Waiver of Jury Trial; Exemplary Damages.

(a)    THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.19(A). NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b)    Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

8.20    Waiver of Conflicts.

(a)    Each party hereby agrees, on its own behalf and on behalf of its directors, managers, officers, owners, employees and Affiliates (including Sponsor) and each of their successors and assigns (all such parties, the “Waiving Parties”), that following the Closing, Gennari Aronson, LLP may represent any Person in connection with any transaction or Action involving or relating to Buyer, the Company or their respective Subsidiaries (any such representation, the “Buyer Post-Closing Representation”) notwithstanding its representation of Buyer in connection with the transactions contemplated by this Agreement. Each of Buyer and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Buyer Post-Closing Representation may be directly adverse to any Waiving Party.

(b)    Each party hereby agrees, on its own behalf and on behalf of its Waiving Parties, that following the Closing, Morrison & Foerster LLP may represent any Person in connection with any transaction or Action involving or relating to the Company, the Company Subsidiaries or the Existing Equityholders (any such representation, the “Existing Equityholder Post-Closing Representation”) notwithstanding its representation of the Company, the Company Subsidiaries and the Existing Equityholders in connection with the transactions contemplated by this Agreement. Each of the Company and the Existing Equityholders, on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Existing Equityholder Post-Closing Representation may be directly adverse to any Waiving Party.

(c)    The parties hereby consent to process being served by any other party in any Related Claim by the delivery of a copy thereof in accordance with the provisions of Section 8.1 (other than by email) along with a notification that service of process is being served in conformance with this Section 8.20(c). Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

(d)    Morrison & Foerster LLP and Gennari Aronson, LLP shall be third party beneficiaries of this Section 8.20.

8.21    Acknowledgements. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties and has been afforded satisfactory access to the Books and Records, facilities and personnel of the other parties for purposes of conducting such investigation; (ii) the representations and warranties in ARTICLE III constitute the sole and exclusive representations and warranties in respect of the Company; (iii) the representations and warranties in ARTICLE IV constitute the sole and exclusive representations and warranties in respect of Buyer; (iv) except for the representations and warranties in ARTICLE III by the Company, the representations and warranties in ARTICLE IV by Buyer, none of the parties nor any other Person makes, or has made, any other express or implied representation or warranty with respect to any party, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such party or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the transactions contemplated hereby, including meetings, calls or correspondence with management of any party, and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party, or the quality, quantity or condition of any party’s assets) are specifically disclaimed by all parties and all other Persons (including the Representatives and Affiliates of any party); and (vi) none of the parties nor any of their respective Affiliates is relying on any representations and warranties in connection with the transactions contemplated hereby except the representations and warranties in ARTICLE III by the Company, and the representations and warranties in ARTICLE IV by Buyer. The foregoing does not limit any rights of any party (or any other Person party to any Additional Agreements) pursuant to any Additional Agreement against any other party (or any other Person party to any Additional Agreements) pursuant to such Additional Agreement to which it is a party or an express third party beneficiary thereof. Nothing in this Section 8.21 shall relieve any party of liability in the case of Fraud committed by such party.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

SKY HARBOUR LLC

By: Tal Keinan

Name: Tal Keinan

Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

YELLOWSTONE ACQUISITION COMPANY

By: Alex B Rozek

Name: Alex B. Rozek

Title: President

ANNEX A

Existing Equityholders

Due West Partners LLC
Center Sky Harbour LLC
Walter Jackson
Joshua Lobel
Haydeh Davoudi
Amodae Capital LLC
Tal Keinan
Francisco Gonzalez
Alexander Saltzman
Tim Herr

EXHIBIT A

Form of Company A&R Operating Agreement

EXHIBIT B

Form of Buyer A&R Certificate of Incorporation

EXHIBIT C

Form of Buyer A&R Bylaws

EXHIBIT D

Form of Tax Receivable Agreement

EXHIBIT E

Form of Stockholders’ Agreement

EXHIBIT F

Form of Lock-Up Agreement

EXHIBIT G

Form of Equityholder Support Agreement

EXHIBIT H

Form of Sponsor Support Agreement

EXHIBIT I

Equity Incentive Plan Term Sheet